Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 11, 2015, the closing exchange rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$0.7277.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2015 was estimated to be 35.9 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 338 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 19, 2015. As a result of that election the Liberal Party of Canada formed the Government. As of December 4, 2015, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 184 seats, the Conservative Party of Canada has 99 seats, the New Democratic Party has 44 seats, the Bloc Québécois has ten seats and the Green Party of Canada has one seat.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of April 7, 2014, the federalist Quebec Liberal Party was elected, replacing the Parti Québécois party which had been in power (minority) since September 2012, and formed a majority government having obtained 70 out of 125 seats in Quebec’s National Assembly (41.5% of the votes cast), as compared to 30 seats (25.4% of the votes cast) for the official opposition Parti Québécois, 22 seats (23.1% of the votes cast) for the Coalition avenir Québec party, and three seats (7.6% of votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2015 quarter ended (year-over-year)			For the years ended December 31,
	September	June	March	2014	2013	2012	2011	2010
Real GDP annual percentage change (1)	1.2	1.1	2.1	2.5	2.2	1.7	3.1	3.1
Nominal GDP annual percentage change (2)	2.1	2.5	3.5	4.3	3.8	3.0	6.5	6.0
GDP Implicit Price Index (2) (3)	-0.8	-0.3	-0.4	1.8	1.6	1.2	3.2	2.9
Consumer Price Index (total items) (3) (4)	1.2	0.9	1.1	2.0	0.9	1.5	2.9	1.8
Industrial Product Price Index (3)	-0.3	-1.5	-1.8	2.5	0.4	1.1	6.9	1.5
Unemployment Rate (percent) (5)	6.9	6.8	6.7	6.9	7.1	7.3	7.5	8.1
Trade Balance (in millions of dollars)	-11,252	-13,587	-14,045	-18,616	-29,740	-35,911	-21,229	-31,861

Source: Statistics Canada.

(1)	At market prices, chained 2007 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	For the years ended March 31,
	2015	2014	2013 (1)	2012 (2)	2011
Total Revenues	282,346	271,677	256,635	249,107	240,840
Total Program Expenses	253,841	248,607	246,179	244,306	243,341
Public Debt Charges	26,594	28,220	28,871	31,080	30,871
Total Expenses	280,435	276,827	275,050	275,386	274,212
Annual Surplus (-) or Deficit	-1,911	5,150	18,415	26,279	33,372
Accumulated Deficit at End of Year	612,330	611,881	609,391	583,576	550,327

Source: Public Accounts of Canada 2015 (Volume 1, Table 1.1).

(1)

The 2013 accumulated deficit at beginning of year has been adjusted to include the restatement amount of $5,669 million and $1,795 million for the buy-back of bonds and the loans expected to be repaid from future appropriations done in the course of the fiscal year 2013-2014.

(2)

The 2012 accumulated deficit at beginning of year has been adjusted to include the restatement amount of $1,341 million for accumulated sick leave entitlements that was done in the course of the fiscal year 2012-2013.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2007 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (2007 constant dollars) in 2014, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 69.9% in 2014 while the remaining 30.1% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2007 constant dollars) by sector in 2005 and over the 2010-2014 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2014	2013	2012	2011	2010	2005	2014	2010	2005
	(millions of 2007 dollars)						(percentage distribution (3))

Agriculture (1)	18,925	20,110	17,813	17,637	17,291	16,278	1.2	1.2	1.2
Forestry, fishing and hunting	5,512	5,605	5,231	5,294	4,935	6,313	0.3	0.3	0.5
Mining and oil and gas extraction	132,193	124,763	120,726	123,319	115,085	118,408	8.1	7.8	8.5
Manufacturing	172,691	167,475	167,793	165,154	159,596	195,834	10.6	10.8	14.0
Construction	121,668	120,026	117,567	109,208	105,559	94,414	7.5	7.2	6.7
Utilities	37,489	37,439	36,124	36,476	35,375	34,771	2.3	2.4	2.5
Transportation and warehousing	69,242	66,626	65,915	65,077	62,620	59,921	4.3	4.2	4.3
Wholesale and retail trade	179,952	173,123	169,039	166,037	159,153	142,127	11.1	10.8	10.2
Finance, insurance and real estate	315,974	306,578	296,796	289,226	280,190	246,224	19.5	19.0	17.6
Public administration	105,919	104,996	105,283	106,165	104,310	86,888	6.5	7.1	6.2
Health, social, educational, professional and other services	463,601	457,332	449,716	440,802	432,062	385,802	28.6	29.3	27.6

Total (2)	1,623,166	1,584,073	1,552,003	1,524,395	1,476,176	1,399,383	100	100	100

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture, forestry, fishing and hunting.
(2)	May not add to total due to rounding.
(3)	May not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 66.5% in 2005 to 69.9% in 2014. The fastest growing industry in this sector has been finance, insurance and real estate, which grew at an average annual growth rate of 2.8% between 2005 and 2014, compared to an average annual growth rate of 2.2% for total service sector real GDP (2007 constant dollars). The goods-producing sector constituted 30.1% of real GDP at basic prices in 2014, down from 33.6% in 2005. The decline was most evident in manufacturing, with its share declining from 14.0% in 2005 to 10.6% in 2014.

Total real GDP growth was 0.7% in 2008, and then declined by 3.3% in 2009 amid one of the most severe recessions in Canadian history. Real GDP returned to positive growth of 3.2% in 2010, 3.3% in 2011, 1.8% in 2012, 2.1% in 2013 and 2.5% in 2014. In spite of continuing uncertainty in the global economy and a sharp decline in commodities prices (oil prices), Canada’s real GDP registered year-over-year growth of 1.6%, 0.7% and 0.7% in the first three quarters of 2015, respectively.

Manufacturing output increased by 4.6% in 2010, 3.5% in 2011 and 1.6% in 2012. After a decline of 0.2% in 2013, manufacturing output returned to positive territory in 2014 growing at a pace of 3.1% growth. Growth in manufacturing output from 2010 and 2014 was led by machinery manufacturing (+26.2%), transportation equipment manufacturing (+21.3%) and wood product manufacturing (+18.6%) sectors. In 2015, the year-over-year growth in manufacturing output increased 2.1% in the first quarter followed by declines of 0.2% and 0.1% in the second and third quarter, respectively.

The construction sector was the third largest goods-producing sector in Canada in 2014. The rebound in construction began in 2010 with growth of 7.5%. This was followed with growth of 3.5%, 7.7%, 2.1% and 1.4% in 2011, 2012, 2013 and 2014, respectively. Construction growth over the recovery was led by the engineering and other construction activities sector, which increased by 28.4% over this period. Construction output declined 0.4% year-over-year in the first quarter of 2015, followed by gains of 1.7% and 3.0% in the subsequent two quarters.

Output from mining and oil and gas extraction increased by 6.2% in 2010 and 7.2% in 2011 before declining 2.1% in 2012. This was followed with growth of 3.3% and 6.0% in 2013 and 2014, respectively. Over the recovery, the sector’s real GDP increased by 15.9%, as oil and gas, which makes up almost 75% of the sector, increased by 12.1%, while the mining and quarrying and support activities for mining and oil and gas extraction sectors increased by 24.9% and 33.4% respectively. On a year-over-year basis, output growth in the mining and oil and gas extraction sector decreased 1.0%, 6.7% and 2.3% in the first three quarters of 2015, respectively, reflecting cutbacks in energy-related investment from lower oil prices.

Although the share of agricultural output2 in total real GDP was only 1.2% in 2014 (2007 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 23.3 million tonnes in 2010, 25.3 million tonnes in 2011, 27.2 million tonnes in 2012, 37.5 million tonnes in 2013 and 29.4 million tonnes in 2014. Statistics Canada estimates wheat production to be 26.0 million tonnes in 2015.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $2.0 trillion in 2014. Nominal GDP growth was 6.0% in 2010, 6.5% in 2011, 3.0% in 2012, 3.8% in 2013 and 4.3% in 2014. On a year-over-year basis, nominal GDP grew at 3.5%, 2.5% and 2.1% in the first three quarters of 2015, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(millions of dollars)
INCOME
Compensation of employees	1,020,888	994,963	998,586	962,100	923,413	883,045	837,683
Gross operating surplus	516,167	541,981	543,051	511,461	495,996	497,599	449,176
Gross mixed income	231,505	221,268	222,245	216,480	209,190	202,557	194,936
Taxes less subsidies and residual error	216,385	208,304	209,161	202,152	194,209	186,720	180,335

Gross Domestic Income	1,984,945	1,966,516	1,973,043	1,892,193	1,822,808	1,769,921	1,662,130

EXPENDITURE
Final consumption expenditure	1,554,497	1,506,637	1,513,043	1,457,030	1,405,369	1,363,718	1,304,141
Household final consumption	1,108,587	1,074,023	1,079,409	1,032,863	995,046	963,911	923,451
Government final consumption	417,635	405,623	406,340	397,632	384,770	375,141	357,791
Non-profit institution final consumption	28,276	26,992	27,294	26,535	25,553	24,666	22,899
Gross fixed capital formation	471,097	466,032	469,739	452,845	447,559	417,091	390,875
Business gross fixed capital formation	387,591	387,037	390,007	376,938	368,695	338,157	308,033
Residential structures	143,615	134,376	135,723	129,186	127,730	118,051	112,835
Non-residential structures and machinery and equipment	210,564	216,503	218,047	211,154	202,786	182,681	160,292
Intellectual property products	33,412	36,159	36,237	36,598	38,179	37,425	34,906
Government gross fixed capital formation	80,411	75,979	76,688	73,060	76,141	76,529	80,841
Non-profit institution gross fixed capital formation	3,096	3,016	3,044	2,847	2,723	2,405	2,361
Investment in inventories	7,661	8,404	8,488	13,533	6,822	11,371	346
Exports (goods and services)	621,927	624,020	624,594	573,083	550,736	540,970	483,214
Less: Imports (goods and services)	670,211	639,053	643,209	602,822	586,644	562,198	515,074
Residual error and estimate	27	476	388	1,476	-1,034	1,031	-1,372

Gross Domestic Expenditure	1,984,945	1,966,516	1,973,043	1,892,193	1,822,808	1,769,921	1,662,130

Gross Domestic Expenditure in Chained 2007 Dollars	1,759,486	1,743,595	1,747,709	1,705,533	1,668,524	1,639,900	1,589,956

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[2]	Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Real GDP increased by 3.1% in 2010, 3.1% in 2011, 1.7% in 2012, 2.2% in 2013 and 2.5% in 2014. Canada experienced year-over-year real GDP growth of 2.1%, 1.1% and 1.2% in the first three quarters of 2015, respectively. Over the recovery, real GDP growth has been driven by continuous growth in private domestic demand, led by strong growth in real business investment. However, weak global growth has weighed on the Canadian economy.

Real household spending rose 3.7% in 2010, 2.2% in 2011, 1.9% in 2012, 2.4% in 2013 and 2.6% in 2014. Year-over-year growth in household spending was 2.5%, 2.0% and 1.7% in the first three quarters of 2015, respectively.

Household savings as percentage of personal disposable income has been trending up since 2010 reaching 4.3% in 2011, 5.0% in 2012, 5.4% in 2013 and 4.2% in 2014. The household saving rates were respectively 4.9%, 4.9% and 4.2% (annual rate) in the first three quarters of 2015.

Real non-residential structures, machinery and equipment investment increased 14.4% in 2010 and grew by 12.8% in 2011, 8.6% in 2012, 2.5% in 2013 and unchanged in 2014. On a year-over-year basis, non-residential structures, machinery and equipment investment decreased 3.2%, 6.5% and 8.9% in the first three quarters of 2015, respectively. This decline was mainly attributable to lower oil-sector investment. Real intellectual property products investment showed an increase of 10.4% in 2010, followed by growth rates of 5.7%, 0.1% in 2011 and 2012, respectively, before contracting by 5.2% in 2013 and 4.2% in 2014. On a year-over-year basis, intellectual property products investment decreased 9.0%, 10.8% and 12.2% in the first three quarters of 2015.

The number of housing starts rose steadily in the early part of the last decade but levelled off from 2004 to 2007 before falling significantly during the recession. Housing starts have recovered since and have reached levels similar to those recorded before the recession. In 2010, housing starts stood at 192 thousand units, 193 thousand units in 2011, 215 thousand units in 2012, 188 thousand units in 2013 and 189 thousand units in 2014. Over the first three quarters of 2015, housing starts are averaging an annual level of 194 thousand units.

Real government final consumption grew by 2.3% in 2010, 1.3% in 2011, 0.7% in 2012, 0.3% in 2013 and 0.3% in 2014. The year-over-year growth in government spending on goods and services was 0.7%, 1.4% and 0.9% in the first three quarters of 2015, respectively.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was a deficit of $31.9 billion in 2010. In 2011, the deficit was reduced to $21.2 billion in 2011 before increasing to $35.9 billion in 2012. In 2013, the trade deficit in goods and services was $29.7 billion before decreasing to $18.6 billion in 2014. In the first three quarters of 2015, the trade deficit in goods and services was $42.8 billion at annual rates.

The key risks to the Canadian economic outlook are to a large extent external to Canada and relate to emerging and advanced economies continuing to underperform relative to expectations. Moreover, as a net exporter of oil, the decline in global crude oil prices since mid-2014 had negative implications for Canada’s economy, especially in the energy sector and oil-producing provinces where significant cutbacks in energy-related investment and employment occurred. A further decline in oil prices would result in further economic weakness in the Canadian economy.

On the domestic front, the main risk to the Canadian economic outlook is the exposure of Canadian households to elevated levels of debt. Although household debt accumulation has moderated recently, the household debt-to-disposable income ratio stood at the historical record high level of 164.6% as of the second quarter of 2015. While this is not a risk in and of itself, high household debt does limit the contribution that consumption and residential investment can make to growth. Furthermore, in the event of a significant negative external shock resulting in higher unemployment and/or lower household income, Canadian consumers would likely cut back spending to a greater degree than if they had lower debt levels — especially those with a precarious financial position — which would restrain real GDP growth. The low interest rate environment and stronger-than-expected underlying momentum in home prices — whose growth has already exceeded that of household disposable income over the past years — could deteriorate housing affordability and thus translate into further debt accumulation, increasing the risk of a negative external shock on Canadian households. Taken together, the above implications could lead to commensurate impact on household consumption and residential investment and impede growth of the Canadian economy.

The possibility of stronger-than-expected momentum in the U.S. economy, representing more than 70% of Canada’s exports, and that oil prices recover more rapidly also represent some upside risks to the Canadian economic outlook.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2007 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 2.9% in 2010, 3.2% in 2011, 1.2% in 2012, 1.6% in 2013 and 1.8% in 2014. The year-over-year change in the implicit price deflator was -0.4%, -0.3% and -0.8% in the first three quarters of 2015, respectively.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 percent target range. Total CPI rose 1.8% in 2010, 2.9% in 2011, 1.5% in 2012, 0.9% in 2013 and 2.0% in 2014. On a year-over-year basis, total CPI increased 1.1%, 0.9% and 1.2% in the first three quarters of 2015, respectively5.

PRICE DEVELOPMENTS

For the years ended December 31,	GDP Implicit Price Index(1)	Consumer Price Index				Total excluding Food & Energy	Shelter	Industrial Product Price Index
		Total	Food	Total Excluding Food	Energy
	(annual percentage changes)
2010	2.9	1.8	1.4	1.9	6.7	1.3	1.3	1.5
2011	3.2	2.9	3.7	2.8	12.3	1.6	1.8	6.9
2012	1.2	1.5	2.4	1.4	1.7	1.3	1.3	1.1
2013	1.6	0.9	1.2	0.8	1.5	0.9	1.3	0.4
2014	1.8	2.0	2.3	1.8	3.6	1.5	2.6	2.5

2014Q4	1.4	1.9	3.2	1.7	-1.0	2.0	2.5	1.3
2015Q1	-0.4	1.1	4.1	0.5	-11.3	1.9	1.8	-1.8
2015Q2	-0.3	0.9	3.6	0.4	-11.4	1.8	0.7	-1.5
2015Q3	-0.8	1.2	3.5	0.7	-8.5	1.9	1.0	-0.3

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

The average annual wage settlements (over the life of the contract) increased 1.9% in 2010, 1.8% in 2011, 1.6% in 2012, 1.6% in 2013 and 1.6% in 2014. On a year-over-year basis, wage settlements increased 1.6%, 1.6% and 1.4% in the first three quarters of 2015, respectively.

[5]	Year-over-year growth rates for CPI are not based on seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2010	18,451	16,964	8.1	1,233	1,102	10.7	4,281	3,938	8.0
2011	18,620	17,221	7.5	1,237	1,112	10.1	4,315	3,976	7.9
2012	18,810	17,438	7.3	1,254	1,125	10.3	4,342	4,006	7.7
2013	19,038	17,691	7.1	1,251	1,124	10.2	4,394	4,061	7.6
2014	19,125	17,802	6.9	1,238	1,114	10.0	4,400	4,060	7.7

2014Q4	19,139	17,864	6.7	1,236	1,115	9.8	4,394	4,060	7.6
2015Q1	19,190	17,896	6.7	1,238	1,111	10.2	4,417	4,090	7.9
2015Q2	19,239	17,932	6.8	1,231	1,105	10.2	4,440	4,098	7.8
2015Q3	19,305	17,966	6.9	1,231	1,109	9.9	4,447	4,100	7.6

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2010	7,161	6,538	8.7	3,370	3,164	6.1	2,405	2,223	7.6
2011	7,227	6,658	7.9	3,431	3,247	5.4	2,409	2,228	7.5
2012	7,276	6,703	7.9	3,509	3,343	4.7	2,429	2,263	6.8
2013	7,384	6,823	7.6	3,584	3,417	4.7	2,425	2,266	6.6
2014	7,419	6,878	7.3	3,642	3,472	4.7	2,425	2,278	6.1

2014Q4	7,419	6,904	6.9	3,668	3,504	4.5	2,422	2,282	5.8
2015Q1	7,406	6,896	6.9	3,700	3,510	5.1	2,429	2,288	5.8
2015Q2	7,411	6,922	6.6	3,724	3,520	5.5	2,434	2,286	6.1
2015Q3	7,432	6,932	6.7	3,732	3,513	5.9	2,463	2,312	6.1

Source: Statistics Canada, The Labour Force Survey.

(1)	Annual employment levels are not based on seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment increased by 1.4% in 2010, 1.5% in 2011, 1.3% in 2012, 1.5% in 2013 and 0.6% in 2014. Over the first three quarters of 2015, employment increased by 0.4%. Meanwhile, labor force increased by 1.1% in 2010, 0.9% in 2011, 1.0% in 2012, 1.9% in 2013 and 0.5% in 2014. Over the first nine months of 2015, labor force growth has averaged 0.6%.

The unemployment rate was 8.1% in 2010 before gradually decreasing to 7.5% in 2011, 7.3% in 2012, 7.1% in 2013 and 6.9% in 2014. The decline in the unemployment rate following the recession was largely due to the prime-age group (25 to 54 years old), with a decline of 1.1 percentage points (2010-2014). Over this period, the unemployment rate of youth (15 to 24 years old) fell by 1.4 percentage points while the rate for older workers (55 years old and over) declined by 0.5 percentage points. The decline in the unemployment rate was also led by men, whose rate declined by 1.4 percentage points (2010-2014), while the rate for women declined by 0.8 percentage points. The gap in the unemployment rate in 2014 between men and women has narrowed to just under 1 percentage point (7.4% compared to 6.4%, respectively) after being almost 1.6 percentage points higher in 2010 (8.8% compared to 7.2%, respectively). Over the first three quarters of 2015, the unemployment rate has averaged 6.8%.

Canada’s largest employer is the service sector, accounting for over 78% of total employment. Employment in the service sector so far in 2015 was led by health care and social assistance services (12.5%) and the retail trade sector (11.7%). Employment in the goods sector, which made up 21.5% of Canadian employment in 2015, was led by the manufacturing (9.3%), construction (7.8%), and the mining, quarrying, and oil and gas extraction (1.6%) industries.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2015(1)	2014	2013	2012	2011
Total, all industries	100.0%	100.0%	100.0%	100.0%	100.0%
Goods-producing sector	21.5	21.8	21.9	22.1	22.0
Agriculture	1.6	1.7	1.8	1.8	1.8
Forestry and logging with support activities	0.3	0.3	0.3	0.3	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.6	1.7	1.7	1.7	1.6
Utilities	0.7	0.9	0.8	0.8	0.8
Construction	7.8	7.4	7.5	7.2	7.3
Manufacturing	9.3	9.7	9.8	10.2	10.2
Services-producing sector	78.5	78.2	78.1	77.9	78.0
Wholesale trade	3.5	3.5	3.5	3.5	3.7
Retail trade	11.7	11.7	11.8	11.6	11.8
Transportation and warehousing	5.0	4.9	4.9	4.9	4.9
Finance, insurance, real estate and leasing	6.3	6.3	6.3	6.2	6.3
Professional, scientific and technical services	7.7	7.7	7.6	7.4	7.6
Business, building and other support services	4.0	4.0	4.0	3.9	3.9
Educational services	7.3	7.3	7.3	7.4	7.0
Health care and social assistance	12.5	12.4	12.3	12.2	12.1
Information, culture and recreation	4.4	4.4	4.4	4.5	4.5
Accommodation and food services	6.5	6.4	6.4	6.3	6.3
Other services	4.3	4.3	4.3	4.4	4.4
Public administration	5.3	5.3	5.3	5.5	5.6

Source:	Statistics Canada, The Labour Force Survey.
(1)	First three quarters

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

In addition, Canada currently has implemented bilateral free trade agreements with the following countries: Honduras, Chile, Columbia, Costa Rica, Israel, Panama, Peru, Jordan, Korea and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In January 2009, Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment. In March 2010, Canada began eliminating all remaining tariffs on manufacturing inputs entering the country, effectively making Canada a tariff-free zone for industrial manufacturers as of January 1, 2015.

In August 2014, Canada and the European Union, with its 28 member states, announced the conclusion of negotiations on a Comprehensive Economic and Trade Agreement (CETA). In July 2015, Canada and Ukraine signed the Canada-Ukraine Free Trade Agreement (CUFTA). Finally, in October 2015 Canada announced the successful conclusion of negotiations on the Trans-Pacific Partnership, a free trade agreement between Canada and 11 other countries covering Asia-Pacific and the Americas. Canada continues to work towards implementing these agreements as quickly as possible.

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	24,076	23,738	31,084	27,843	27,287	24,137	20,145
Energy products	65,950	100,879	128,788	113,400	105,585	103,692	83,569
Metal ores & non-metallic minerals	14,286	13,956	18,633	17,944	18,557	20,657	16,827
Metal & non-metallic mineral products	43,626	41,794	57,649	53,689	54,304	58,971	48,686
Basic & industrial chemical, plastic & rubber products	26,919	26,740	35,773	35,132	33,064	35,773	30,582
Forestry products & building & packaging materials	29,501	27,295	36,858	33,760	30,625	30,435	29,394
Industrial machinery, equipment & parts	24,294	21,666	29,442	26,774	26,850	25,397	22,462
Electronic & electrical equipment & parts	20,654	17,872	24,383	22,507	22,917	23,212	22,484
Motor vehicles & parts	63,163	55,183	74,535	68,187	68,474	59,584	57,357
Aircraft & other transportation equipment & parts	18,713	15,740	21,547	17,390	17,308	16,131	15,816
Consumer goods	50,866	43,404	58,757	52,086	48,561	49,171	47,593
Other (2)	9,708	8,560	11,505	10,555	9,605	9,454	9,052

Total Exports (3)	391,755	396,826	528,954	479,266	463,135	456,613	403,967

Value of Imports
Farm, fishing & intermediate food products	12,095	11,207	15,121	13,149	12,316	12,109	11,035
Energy products	24,377	33,477	43,245	43,725	45,755	46,641	37,604
Metal ores & non-metallic minerals	7,825	8,040	10,842	11,530	10,040	10,557	9,014
Metal & non-metallic mineral products	35,420	33,953	46,228	40,041	43,501	44,061	37,588
Basic & industrial chemical, plastic & rubber products	33,431	33,386	44,691	40,821	38,061	35,853	30,759
Forestry products & building & packaging materials	18,439	16,957	22,847	21,031	20,465	18,596	17,439
Industrial machinery, equipment & parts	40,152	37,788	50,956	45,392	45,221	42,363	36,038
Electronic & electrical equipment & parts	47,901	43,901	58,683	56,570	55,515	55,104	51,059
Motor vehicles & parts	74,666	66,867	90,453	85,004	82,815	74,160	71,676
Aircraft & other transportation equipment & parts	15,188	12,365	16,951	14,933	12,727	12,808	11,942
Consumer goods	87,668	78,830	106,206	97,533	92,747	89,194	86,044
Other (2)	13,673	13,023	17,732	16,759	15,126	14,600	13,473

Total Imports (3)	410,837	389,795	523,956	486,487	474,287	456,045	413,670

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of Canada’s exports. In 2014, energy products accounted for 24.3% of Canada’s merchandise exports, followed by both motor vehicles and consumer goods at 14.1% and 11.1%, respectively. Canada’s merchandise imports consist mostly of consumer goods, motor vehicles and parts and electronic and electrical equipment and parts. Together, these components represented 48.7% of total merchandise imports in 2014.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2014, trade with the United States accounted for 75.6% of the value of Canada’s merchandise exports and 66.9% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 19.2% of the United States’ exports and 14.8% of its imports in 2014. These shares remain relatively unchanged on a year-to-date basis up to and including September 2015.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Exports(1)
United States	75.8	75.8	75.6	74.8	73.2	72.1	73.1
Japan	1.9	2.1	2.1	2.3	2.3	2.5	2.4
United Kingdom	3.1	2.9	3.0	3.1	4.3	4.2	4.2
European Union(2)	4.3	4.6	4.6	4.3	4.6	5.1	5.0
Other	15.0	14.6	14.6	15.5	15.6	16.1	15.3

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	66.1	66.6	66.9	64.4	62.5	61.7	62.8
Japan	2.0	1.8	1.8	2.0	2.3	2.1	2.4
United Kingdom	1.7	1.5	1.6	1.5	1.8	2.3	2.3
European Union(2)	8.0	8.0	7.9	7.8	7.7	7.7	7.5
Other	22.2	22.1	22.0	24.3	25.9	26.2	25.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)

Excludes the United Kingdom. Includes Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
		(2007 = 100)
Indices of physical volume
Exports	105.4	101.7	102.4	96.9	94.0	91.8	87.4
Imports	112.8	111.0	111.6	109.0	107.1	103.7	97.9

Indices of prices
Exports	107.4	112.7	112.0	107.5	106.4	107.9	100.2
Imports	116.8	112.7	112.9	107.4	106.7	105.8	101.6
Terms of trade(1)	92.0	101.1	99.2	100.1	99.7	102.0	98.6

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

Over the first three quarters of 2015, the service sector accounted for 15.1% of total exports and 18.5% of total imports (seasonally adjusted at annual rates). Service exports are mainly comprised of commercial services (62.4%), travel services (20.6%), transportation services (15.4%) and general government services (1.6%). On the import side, commercial services, travel services, transportation services and general government services accounted for 47.8%, 30.3%, 20.9% and 0.9% of total service imports, respectively. In 2014, the United States was Canada’s largest services trading partner, accounting for 55.0% and 56.4% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR (1)

(in percentages)

	First 3 quarters		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Exports
Travel services	20.6	20.1	20.2	19.6	19.5	19.7	20.6
Transportation services	15.4	15.5	15.6	15.6	15.7	16.1	16.1
Commercial services	62.4	62.7	62.7	63.2	63.1	62.3	61.2
General government services	1.6	1.6	1.6	1.5	1.7	1.9	2.1

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
Travel services	30.3	31.4	31.3	31.2	31.3	31.1	30.5
Transportation services	20.9	20.7	20.8	20.8	21.2	22.3	21.9
Commercial services	47.8	47.0	47.0	47.1	46.3	45.4	46.4
General government services	0.9	0.9	0.9	1.0	1.2	1.2	1.2

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices, seasonally adjusted at annual rates. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2014	2013	2012	2011	2010
Total exports of services	100.0%	100.0%	100.0%	100.0%	100.0%
United States	55.0	55.5	55.8	54.6	54.4
Japan	1.6	1.5	1.5	1.5	1.5
Europe(2)	14.5	14.4	13.9	15.5	15.3
United Kingdom	5.5	5.3	5.2	5.9	5.8
Others	23.4	23.4	23.5	22.6	23.0
Total imports of services	100.0%	100.0%	100.0%	100.0%	100.0%
United States	56.4	57.5	57.5	57.4	57.2
Japan	1.6	1.6	1.6	1.4	1.6
Europe(2)	14.9	14.6	14.1	14.9	14.8
United Kingdom	5.3	5.0	5.3	5.2	5.4
Others	21.8	21.3	21.5	21.1	21.0

Source: Statistics Canada.

(1)	In current prices. May not add to total due to rounding.
(2)

Excludes United Kingdom. Includes Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland, Turkey, and Other Europe in and not in Organisation for Economic Co-operation and Development (OECD).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions of dollars)
Current and Capital Account
Current Account Receipts
Goods & services	465,383	467,996	624,593	573,082	550,735	540,969	483,213
Goods	389,884	395,596	528,849	480,280	461,511	456,613	403,967
Services	75,499	72,400	95,744	92,802	89,223	84,356	79,247
Primary income	68,579	64,574	85,553	74,496	72,780	69,429	62,872
Secondary income	8,320	8,302	11,053	9,805	8,922	9,410	9,021

Total receipts	542,282	540,873	721,198	657,383	632,436	619,808	555,107

Current account payments
Goods & services	504,266	480,998	643,208	602,822	586,645	562,198	515,074
Goods	410,643	390,210	524,058	486,842	474,800	456,045	413,670
Services	93,622	90,788	119,150	115,980	101,845	106,153	101,404
Primary income	81,917	81,999	109,216	100,511	98,350	93,654	87,047
Secondary income	10,925	10,442	13,666	13,717	13,120	13,037	12,985

Total payments	597,107	573,437	766,091	717,050	698,116	668,889	615,105

Current account balance
Goods & services	-38,884	-13,002	-18,616	-29,740	-35,911	-21,229	-31,861
Goods	-20,759	5,386	4,791	-6,562	-13,289	567	-9,703
Services	-18,124	-18,388	-23,407	-23,178	-22,622	-21,797	-22,157
Primary income	-13,337	-17,422	-23,664	-26,014	-25,571	-24,225	-24,175
Secondary income	-2,605	-2,140	-2,614	-3,912	-4,199	-3,626	-3,963

Total balance	-54,826	-32,564	-44,893	-59,666	-65,680	-49,081	-59,999

Capital account balance	-103	413	398	-104	-272	4,573	-126

Financial Account (2)
Net lending/net borrowing, from financial account	-44,379	-31,693	-43,195	-56,247	-62,690	-48,870	-60,105

Net acquisition of financial assets	118,628	92,810	147,881	79,323	130,238	112,133	99,074
Canadian direct investment abroad	83,404	34,853	69,424	53,800	62,077	49,926	36,992
Canadian portfolio investment	23,071	40,376	56,428	29,310	35,141	18,331	14,453
Foreign debt securities	11,835	10,983	20,622	23,008	11,933	-7,924	1,063
Foreign equity & investment fund shares	11,236	29,393	35,806	6,302	23,208	26,255	13,390
Official international reserves	7,332	3,692	5,854	4,868	1,697	8,061	3,989
Other Canadian investment	4,822	13,888	16,175	-8,655	31,322	35,815	43,640

Net incurrence of liabilities	163,007	124,502	191,075	135,570	192,928	161,003	159,179
Foreign direct investment in Canada	65,584	50,500	72,542	71,176	49,334	37,579	30,478
Foreign portfolio investment	75,441	72,525	75,388	51,366	98,856	121,580	127,687
Canadian debt securities	70,313	43,844	50,172	32,470	97,888	100,443	109,491
Canadian equity & investment fund shares	5,127	28,682	25,216	18,896	968	21,136	18,196
Other foreign investment	21,982	1,477	43,146	13,028	44,738	1,844	1,013

Discrepancy (net errors and omissions)	10,548	458	1300	3,523	3,262	-4,363	20

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current account, capital account and financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $73.2 billion (seasonally adjusted, annualized level) in the first three quarters of 2015. Over the last five years, the three main components of the current account have evolved as follows:

(1)

The merchandise trade deficit decreased from $9.7 billion in 2010 to a surplus of $567 million in 2011 and fell to a deficit of $13.3 billion in 2012. In 2013, the merchandise trade deficit was $6.6 billion, returning to a surplus of $4.8 billion in 2014. In the first three quarters of 2015, the merchandise trade showed an average surplus of $27.7 billion (annualized level).

(2)	The service account deficit worsened from $22.2 billion in 2010 to $23.4 billion in 2014. The services deficit averaged $24.2 billion (annualized level) in the first three quarters of 2015.

(3)	The deficit on primary income increased from $24.2 billion in 2010 to $23.7 billion in 2014. The primary income deficit averaged $17.8 billion in the first three quarters of 2015 (annualized level).

As a result of the continued decline in international demand due to a weak U.S. dollar and a faltering global economy, the merchandise trade balance fell into deficit in 2009. This deficit widened in 2010, reaching a level of $9.7 billion. In 2011, the merchandise trade balance returned to a small surplus of $567 million, but fell back to deficit in 2012 ($13.3 billion) and 2013 ($6.6 billion). In 2014, helped by a decline of the Canadian dollar, the merchandise trade returned to a surplus of $4.8 billion. A combined decline of the Canadian dollar and strengthening of the U.S. economy in 2015 has resulted in a merchandise trade balance surplus of $27.7 billion in the first three quarters of 2015 (annualized level).

Canada registered a net inflow (net borrowing) of $56.2 billion and $43.2 billion in 2013 and 2014, respectively. Net inflow stood at $59.2 billion in the first three quarters of 2015 (annualized level).

Non-resident net purchases of Canadian securities6 were $127.7 billion in 2010. In 2011, the non-resident purchases of Canadian securities stood at $121.6 billion and gradually declined to $98.9 billion in 2012 and $51.4 billion in 2013. The amount of Canadian securities purchased by non-residents increased in 2014 to reach $75.4 billion. In the first three quarters of 2015, portfolio investment from abroad stood at $100.6 billion (annualized level).

Foreign direct investment was $30.5 billion in 2010, $37.6 billion in 2011, $49.3 billion in 2012 and $71.2 billion in 2013. In 2014, this level increased to $72.5 billion reflecting investment gains from most regions, particularly the United States and the United Kingdom. The increase in foreign direct investment in 2014 was led by the energy and mining, manufacturing, and finance and insurance sectors. In the first three quarters of 2015, foreign direct investment at annualized levels was $87.4 billion.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	( in millions of dollars)
All countries	46,044	43,899	64,714	73,891	43,076	39,254	29,257
United States	40,864	11,492	22,099	41,252	17,046	15,349	16,500
All other countries	5,180	32,407	42,614	32,639	26,030	23,904	12,758
All industries	46,044	43,899	64,714	73,891	43,076	39,254	29,257
Energy and mining (2)	826	9,709	15,167	24,247	9,147	15,587	9,859
Manufacturing	14,354	13,431	13,330	28,303	12,151	16,818	2,200
Trade and transportation (3)	7,313	6,085	7,407	6,986	10,478	717	2,133
Finance and Insurance	851	2,753	3,825	10,262	272	-417	4,643
Management of companies and enterprises	221	3,129	14,812	1,471	6,778	2,586	4,587
Other industries (4)	22,480	8,792	10,173	2,621	4,250	3,962	5,835

Source: Statistics Canada, Canada’s Balance of International Payments

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The dollar closed 2014 at 86.20 U.S. cents. From the beginning of 2015 through to November 30, trading in the Canadian dollar ranged between 74.31 and 85.62 U.S. cents. The Canadian dollar closing rate price on November 30, 2015 was 74.89 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2015 through November 30	For the years ended December 31,
		2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004
	(in U.S. cents)
High	85.62	94.44	101.88	103.71	106.30	100.69	97.55	102.98	110.30	91.34	87.51	85.14
Low	74.31	85.68	93.14	95.76	93.83	92.18	76.53	76.88	84.19	84.79	78.53	71.41

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At November 30, 2015	At December 31,
		2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
		(in millions of U.S. dollars)
Total	78,212	74,700	71,937	68,546	65,819	57,151	54,357	43,872	41,081	35,063	33,018

Source: Department of Finance.

As of November 30, 2015, Canada’s official international reserves stood at U.S.$78,212 million equivalent. The total was composed of U.S.$47,652 million held in U.S. dollar denominated assets, U.S.$15,042 million equivalent in euro denominated assets, U.S.$4,306 million equivalent in pound sterling assets, U.S.$629 million equivalent in yen denominated assets, U.S.$7,801 million in Special Drawing Rights (“SDRs”), U.S.$2,680 million in the form of the reserve position in the International Monetary Fund (“IMF”) and U.S.$102 million equivalent in gold (valued at U.S.$1,062 per fine ounce).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$3,957 million of Canada Bills outstanding on September 30, 2015. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2015, there were U.S.$1,050 million of Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of September 30, 2015, there were U.S.$500 million and Euro 150 million of EMTNs outstanding. As of September 30, 2015, U.S.$9,553 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of four global bond issues (three U.S. dollar issues and one euro issue) and three Petro Canada bond issues. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2001 on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations are defined as those entities which are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. These entities are therefore considered self-sustaining. The remaining Crown corporations which rely on the Government for most of their financing are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on the accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

Between fiscal 1997-98 and fiscal 2007-08, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). The onset of the global recession in 2008 resulted in a budgetary deficit $5.8 billion in fiscal 2008-09, followed by a budgetary deficit of $55.6 billion in fiscal 2009-10. The budgetary deficit fell successively between fiscal 2010-11 and fiscal 2013-14, from $33.4 billion in fiscal 2010-11 to $5.2 billion in 2013-14. In 2014-15 the Government posted a budgetary surplus of $1.9 billion. Federal debt was 31.0% of GDP in fiscal 2014-15, down from 32.3% a year earlier and remaining well below its peak of 67.1% in fiscal 1995-96. Program expenses increased by $5.2 billion, or 2.1%, over the prior year. As a percentage of GDP, program expenses decreased to 12.9% in fiscal 2014-15, down 0.3 percentage points from fiscal 2013-14. As a percentage of revenues, public debt charges were 9.4% in fiscal 2014-15.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial sources were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. Financial requirements were recorded from 2008-09 to 2012-13, reflecting the purchase of $69 billion in insured mortgage pools in 2008-09 and 2009-10 under the Insured Mortgage Purchase Program to support the availability of longer-term credit, as well as financial requirements associated with budgetary deficits over the 2008-09 to 2012-13 period. There was a financial source of $17.5 billion in 2013-14, largely reflecting the repayment of principal on assets maturing under the Insured Mortgage Purchase Program (IMPP). In 2014-15, the Government recorded a financial requirement of $2.7 billion, reflecting in part a decrease in repayments of principal on assets maturing under the IMPP as compared to the prior year. The Government financed this financial requirement of $2.7 billion and increased its cash balances by $3.6 billion by increasing unmatured debt by $6.2 billion. Unmatured debt as a percentage of GDP stood at 33.7% in fiscal 2014-15, down 22.9 percentage points from the peak of 56.6% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 48% of Government revenue in fiscal 2014-15 while corporate income taxes accounted for about 14% of Government revenue.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2015, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $44,701, 22% on taxable income over $44,701 and up to $89,401, 26% on taxable income over $89,401 and up to $138,586 and 29% on taxable income above $138,586.

The general federal corporate income tax rate in 2015 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 11%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, and transfer payments to other levels of government, organizations and individuals. Under full accrual accounting, the cost of using a capital asset is amortized over its estimated useful life.

Transfer payments include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	Year ended March 31
	2015	2014	2013(1)	2012(2)	2011
Revenues –
Tax Revenues –
Income tax revenues –
Personal	135,743	130,811	125,728	120,537	114,661
Corporate	39,447	36,587	34,986	33,641	31,953
Non-resident	6,216	6,404	5,073	5,300	5,137
	181,406	173,802	165,787	159,478	151,751
Other taxes and duties –
Goods and services tax	31,349	30,998	28,821	28,370	28,379
Energy taxes	5,528	5,486	5,381	5,328	5,342
Customs import duties	4,581	4,239	3,979	3,862	3,520
Other excise taxes and duties	5,724	5,413	5,370	5,546	5,662
	47,182	46,136	43,551	43,106	42,903

Total tax revenues	228,588	219,938	209,338	202,584	194,654

Employment Insurance Premiums	22,564	21,766	20,395	18,556	17,501
Other Revenues –
Crown corporations	13,480	11,455	11,448	12,024	12,937
Other programs	16,359	16,836	13,952	14,274	13,939
Net foreign exchange	1,355	1,682	1,502	1,669	1,809

Total other revenues	31,194	29,973	26,902	27,967	28,685

Total Revenues	282,346	271,677	256,635	249,107	240,840

Expenses –
Transfer Payments –
Old age security benefits, guaranteed income supplement and spouse’s allowance	44,103	41,786	40,255	38,045	35,629
Major transfer payments to other levels of government –
Canada health transfer	32,114	30,543	28,912	27,174	26,031
Canada social transfer	12,582	12,215	11,860	11,514	11,179
Fiscal arrangements	16,271	15,610	15,595	15,259	13,826
Other major transfers	2,142	2,107	2,003	2,847	1,751

	63,109	60,475	58,370	56,794	52,787

Employment insurance benefits	18,052	17,300	17,099	17,647	19,850
Children’s benefits	14,303	13,136	12,975	12,726	12,656
Other transfer payments	35,126	36,698	34,862	37,720	43,155

Total transfer payments	174,693	169,395	163,561	162,932	164,077

Other Program Expenses –
Crown corporations	7,590	7,484	9,512	8,198	7,584
Ministries	71,558	71,728	73,106	73,176	71,680

Total other program expenses	79,148	79,212	82,618	81,374	79,264

Total program expenses	253,841	248,607	246,179	244,306	243,341
Public Debt Charges	26,594	28,220	28,871	31,080	30,871

Total Expenses	280,435	276,827	275,050	275,386	274,212

Annual Surplus (–) or Deficit	– 1,911	5,150	18,415	26,279	33,372

Accumulated Deficit at Beginning of Year	611,881	609,391	591,040	551,668	519,097
International Financial Reporting Standards transition adjustment				3,337
Other Comprehensive Income (-) or Loss	2,360	– 2,660	– 64	2,292	– 2,142

Accumulated Deficit at End of Year	612,330	611,881	609,391	583,576	550,327

Source: Public Accounts of Canada 2015 (Volume 1, Table 1.1).

(1)

The 2013 Accumulated Deficit at Beginning of Year has been adjusted to include the restatement amounts of $5,669 million and $1,795 million for the buy-back of bonds and loans expected to be repaid from future appropriations done in the course of fiscal 2013-14.

(2)

The 2012 Accumulated Deficit at Beginning of Year has been adjusted to include the restatement amount of $1,341 million for accumulated sick leave entitlements that was done in the course of the fiscal year 2012-13.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net source of funds of $1.6 billion in fiscal 2014-15.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2015, the Government’s net liability in respect of pensions totaled $152.7 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2015, which amounted to $272.5 billion, less pension assets of $111.3 billion and unrecognized actuarial losses of $9.7 billion. In fiscal 2014-15 the net pension liability decreased by $0.8 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability.  The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $269.6 billion at

March 31, 2015 ($223.2 billion at March 31, 2014). Of these assets, $128.3 billion was transferred to the Canada Pension Plan Investment Board and $212 million was a direct liability of the Government. The balance of $141.1 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables.

Other Liabilities.  The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.0 billion at March 31, 2015.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $74.6 billion in fiscal 2014-15, up $4.2 billion from fiscal 2013-14.

Other Transactions

This category includes tax receivables, other receivables, the provincial, territorial and Aboriginal tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a financial source of $7.3 billion in fiscal 2014-15, compared to a financial requirement of $7.7 billion in fiscal 2013-14.

Foreign Exchange Accounts

Foreign exchange accounts include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund. Transactions in foreign exchange accounts resulted in a financial requirement of $12.8 billion in 2014-15, compared to a financial requirement of $13.5 billion in 2013-14.

Subsequent Events

Subsequent to the end of the fiscal year, through an enterprise Crown corporation, the Government sold its remaining 73 million common shares in General Motors Company through an unregistered block trade. The shares were sold on April 6, 2015 for proceeds of $3,254 million, resulting in a realized gain of $2,131 million recorded in other revenues that will be reflected on the Government of Canada’s Consolidated Statement of Operations and Accumulated Deficit for fiscal year 2015-2016.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	Year ended March 31
	2015	2014	2013	2012	2011
Loans, Investments and Advances —
Enterprise Crown corporations and other government business enterprises —
Loans and advances —
Canada Mortgage and Housing Corporation	10,465	41,951	3,472	2,974	2,693
Business Development Bank of Canada	–1,356	–1,106	–653	662	–978
Farm Credit Canada	–662	–855	–1,848	–1,768	–1,627
Other	–185	–59	2	29	10
	8,262	39,931	973	1,897	98
Investments —
Share of annual profit	–8,365	–5,945	–4,995	–5,350	–6,992
Other comprehensive income (–) or loss	2,360	–2,660	–64	2,292	–2,142
Dividends	2,341	5,215	1,445	2,028	2,818
Capital	1,030	–50		656
Transition adjustment and other	143			3,337
	–2,491	–3,440	–3,614	2,963	–6,316

Total	5,771	36,491	–2,641	4,860	–6,218
Less:
Loans expected to be repaid from future appropriations	353	–480	–1,519	–119	–64
Unamortized discounts and premiums	–22	1		–32	–4

Total	5,440	36,970	–1,122	5,011	–6,150

Other loans, investments and advances —
Portfolio investments	10		5	12
National governments, including developing countries	–606	–7	18	40	69
International organizations	–1,039	–900	–885	–704	–826
Provincial and territorial governments	765	849	803	–849	257
Other loans, investments and advances	–1,751	–1,049	–1,254	680	456

Total	–2,621	–1,107	–1,313	–821	–44
Less: allowance for valuation	–1,135	–1,421	–436	–1,439	–326

Total	–1,486	314	–877	618	282

Total loans, investments & advances	3,954	37,284	–1,999	5,629	–5,868

Pensions and Other Future Benefits —
Public sector pensions	–823	557	2,757	2,776	3,292
Other employee and veteran future benefits	4,181	4,658	5,386	3,707	3,979

Total pensions and other future benefits	3,358	5,215	8,143	6,483	7,271

Other Liabilities —
Due to Canada Pension Plan	72	72	–70	115	–152
Other liabilities	16	–204	–817	503	–120

Total other liabilities	88	–132	–887	618	–272

Non-Financial Assets —
Tangible capital assets	–1,405	–1,701	–1,194	–1,379	–2,614
Inventories	66	137	–458	–166	–638
Prepaid expenses	–2,857	53	688	167	46

Total non-financial assets	–4,196	–1,511	–964	–1,378	–3,206

Other Transactions —
Tax receivables	–6,010	–374	–6,109	–7,380	–9,563
Other accounts receivable	1,458	42	–185	–555	–266
Provincial, territorial and Aboriginal tax agreements account	951	–1,584	–7,130	2,688	241
Amounts payable to taxpayers	3,598	–2,277	3,925	2,304	397
Other liabilities	7,352	–3,153	–3,054	951	–2,103

Total other transactions	7,349	–7,346	–12,553	–1,992	–11,294

Foreign Exchange Accounts —
International reserves held in the Exchange Fund Account	–14,596	–13,984	–1,240	–8,100	–340
International Monetary Fund — Subscriptions	–246	–1,189	148	–50	31
International Monetary Fund — Loans	312	–208	–132	–186	–802
	–14,530	–15,381	–1,224	–8,336	–1,111
Less: International Monetary Fund —
Special drawing rights allocations	–231	–1,118	139	–48	30
Notes payable	–1,543	–760	398	202	416
	–1,774	–1,878	537	154	446

Total foreign exchange accounts	–12,756	–13,503	–1,761	–8,490	–1,557

Source: Public Accounts of Canada 2015 (Volume 1, Tables 1.5, 1.6).

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2015	At March 31,
		2015	2014	2013	2012	2011
	(in millions)
Canadian Currency:
Marketable bonds	$492,551	$487,413	$472,918	$468,860	$447,769	$416,411
Treasury bills	149,300	135,700	153,000	180,700	163,400	163,000
Canada Savings Bonds	3,869	3,910	4,355	4,854	5,388	5,958
Canada Premium Bonds	1,703	1,750	1,972	2,627	3,534	4,183
Obligations issued to Canada Pension Plan Investment Fund	—	—	—	—	11	27

Total Canadian currency	647,423	628,773	632,245	657,041	620,102	589,579

Foreign Currency:(1)
Canada Bills	5,281	3,789	2,290	2,103	2,071	1,972
Canada Notes	1,401	1,203	608	—	—	—
Euro Medium-Term Notes	891	521	138	—	—	—
Other marketable bonds(2)	15,731	14,823	13,054	8,754	8,698	5,709

Total foreign currency	23,304	20,336	16,090	10,857	10,769	7,681

Total Unmatured Market Debt	$670,727	$649,109	$648,335	$667,898	$630,871	$597,260

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2015	At March 31,
		2015	2014	2013	2012	2011
United States Dollar	1.3345	1.2666	1.1055	1.0160	0.9975	0.9696
Euro	1.4914	1.3615	1.5230	1.3024	1.3304	1.3743

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2015	At March 31,
		2015	2014	2013	2012	2011
	(in millions)
United States Dollars	9,553	9,553	9,053	6,053	6,053	3,053
Euro	2,000	2,000	2,000	2,000	2,000	2,000

Total Canadian currency unmatured market debt was $647,423 million on September 30, 2015, an increase of $18,650 million from March 31, 2015. The increase resulted from an increase in outstanding marketable bonds and treasury bills.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2015 to September 30, 2015, the Government issued an aggregate of $42,300 million of marketable bonds in Canadian currency and redeemed $38,377 million (including $11,521 million in repurchased and cancelled bonds), for a net increase of $3,923 million. This was further increased by $1,216 million for the inflation compensation on Real Return Bonds, which resulted in a net increase of $5,138 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2015 to September 30, 2015, the amount of treasury bills outstanding increased by $13,600 million.

Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2015 to September 30, 2015 the amount of unmatured Canada Savings Bonds outstanding decreased by $41 million. Canada Premium Bonds offer a higher interest rate compared to Canada Savings Bonds and are redeemable throughout the year with interest earned up to the last anniversary date of purchase. In the period April 1, 2015 to September 30, 2015 the amount of unmatured Canada Premium Bonds outstanding decreased by $47 million.

Total foreign currency unmatured market debt was $23,304 million on September 30, 2015, a increase of $2,968 million from March 31, 2015. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of four global bond issues and three Petro Canada bond issues and are denominated in U.S. dollars and euros. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2001 on the dissolution of Petro Canada Limited.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2015, $36,619 million of Canadian dollars have been swapped for USD 34,828 million, $14,540 million of Canadian dollars have been swapped for EUR 9,965 million, $4,417 million of Canadian dollars have been swapped for GBP 2,338 million and $820 million Canadian dollars have been swapped for JPY 75,522 million.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31,
	2015	2014	2013	2012	2011
Marketable bonds(1)	2.70	2.85	3.03	3.30	3.55
Treasury bills	0.81	0.96	1.03	0.99	1.12
Retail debt	0.71	0.72	0.76	0.81	1.10
Bonds for Canada Pension Plan	—	—	—	9.37	9.69
Canada bills	0.08	0.08	0.13	0.07	0.15
Medium-term notes	0.35	0.46	—	—	—
Total market debt	2.27	2.37	2.45	2.65	2.83

Source: Public Accounts of Canada 2015 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2015.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3) (4)
2015	20,441	3
2016	82,790	272
2017	98,104	4,799
2018	48,400	5,226
2019	46,440	4,366
2020-2024	125,832	4,328
2025-2029	60,506	—
2030-2034	34,769	—
2035-2039	30,285	—
2040-2044	36,230	—
2045-2049	29,124	—
2050-2054	481	—
2055-2059	481	—
2060-2064	3,981	—

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.3345, EUR 1.00 = CAD 1.4914; the closing rates on September 30, 2015.
(4)	Excludes principal and interest payments on U.S. $52,824,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $254,365 million as at March 31, 2015. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2015.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	$13,369	$1,347	$465,266	$479,982

Liabilities
Liabilities to other than Government
Borrowings	476	—	254,365	254,841
Other	11,561	145	95,357	107,063

	12,037	145	349,722	361,904

Net assets	$1,332	$1,202	$115,544	$118,078

Financial interest of the Government
Obligations to the Government	$242	$18	$71,736	$71,996
Net equity of the Government	1,090	1,184	43,808	46,082

Total financial interest	$1,332	$1,202	$115,544	$118,078

Contingent liabilities	$32	$5	$2,503	$2,540

Source: Public Accounts of Canada 2015 (Volume 1, Tables 4.1, 4.4, 9.3, 9.8).

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2015 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees provided by the Government
Borrowings by enterprise Crown corporations and other government business enterprises	$253,951
Loan guarantees	5,736
Insurance programs managed by the Government	183,140
Other explicit guarantees	77

Total gross guarantees	442,904
Less: allowance for guarantees	317

Net exposure under guarantees	$442,587

Source: Public Accounts of Canada 2015 (Volume 1, Table 11.5).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2015.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

	Insurance in force	Net claims(1)	5-year average of net claims	Closing balance of fund
	(in millions of dollars)
Canada Deposit Insurance Corporation	683,996	*	*	1,801

Canada Mortgage and Housing Corporation:
Mortgage Insurance Fund	539,000	410	540	15,840
Mortgage-Backed Securities Guarantee Fund	421,000	*	*	1,676

Export Development Canada:
Export insurance contracts entered into on its own behalf	22,085	70	113	—

Farm Credit Canada	5,585	11	7	12

Source: Public Accounts of Canada 2015 (Volume 1, Table 11.7).

*	Not applicable.
(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $150 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate through a competitive single rate auction with midpoint being the minimum rate if lending funds or maximum rate if borrowing funds. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic or payment system risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (OSFI) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at December 1, 2015, the banking system consisted of 29 domestic banks, 24 foreign bank subsidiaries, 26 full-service foreign bank branches and three foreign bank lending branches. Foreign branches are mainly permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation (CDIC)), and a limited amount of CDIC-insured deposits subject to a strict cap. Moreover, foreign branches are not subject to OSFI’s minimum capital adequacy ratios; however, they are required to maintain, instead, a minimum capital equivalent deposit amount with a domestic financial institution.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year renewal of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, ensures Canada remains a global leader in financial services. The most recent renewal culminated with the implementation of the Financial System Review Act (Bill S-5) which included measures focused on promoting financial stability, fine-tuning the consumer protection framework, and improving efficiency by reducing the administrative burden on financial institutions.

The Government of Canada remains committed to improving the regulation of Canada’s capital markets. Towards this end, the governments of British Columbia, Ontario, Saskatchewan, New Brunswick, Prince Edward Island, Yukon and Canada have signed a memorandum of agreement formalizing the terms and conditions of the Cooperative Capital Markets Regulatory System. Consultation drafts of the uniform provincial capital markets legislation and complementary federal legislation have also been released for public comment. The Cooperative System will better protect investors, enhance Canada’s financial services sector, support efficient capital markets and manage systemic risk. The participating jurisdictions continue to invite all other provinces and territories to participate in the Cooperative System.

The 2015 federal Budget announced the Government’s intention to make legislative amendments, including to the Bank Act, in order to strengthen and modernize Canada’s financial consumer protection framework, and in order to adopt a taxpayer protection and bank recapitalization (‘bail-in’) regime to ensure financial stability and protection of taxpayers in the highly unlikely event of a failure of a systemically important Canadian bank. Budget 2015 also announced that the government will ask Canada’s systemically important banks to be responsible for preparing resolution plans that set out how each bank could be resolved in the unlikely event that recovery actions fail. In addition, the Government of Canada announced plans to tie the use of portfolio insurance to CMHC securitization vehicles, and prohibit the use of government-backed insured mortgages as collateral in securitization vehicles that are not sponsored by CMHC. The previously announced comprehensive review of Canada’s deposit insurance framework is ongoing.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2011, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to the effective lower bound of 0.25 percent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets.

The Bank left the overnight rate target unchanged at the effective lower bound of 0.25 percent for the remainder of 2009 as well as the beginning of 2010. Strong growth during the second half of 2009 and the first quarter of 2010 indicated that the Canadian recovery was on track and on June 1, 2010 the Bank of Canada announced an increase of 25 basis points in the overnight rate, raising the target to 0.5 percent. With employment and output levels approaching pre-recession peaks, the Bank announced further 25 basis point increases on the July 20, 2010 and September 8, 2010 fixed announcement dates, effectively setting the overnight rate target at 1 percent.

The overnight rate remained at 1 per cent until 2015. Subsequently, the Bank lowered the overnight rate by 25 basis points on two occasions (on January 21 and July 15, 2015) in response to a sharp drop in oil prices and faltering global growth. The overnight rate target was maintained at 0.5 percent on October 21. In the Monetary Policy Report from October 21, 2015 the Bank forecasted that the economy would grow by 1.1% in 2015, 2.0% in 2016 and 2.5% in 2017. The Bank also projected that total inflation will return to target around mid-2017, at the same time as the economy reaches its full capacity.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2015, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On September 30, 2015, one SDR equalled $1.880.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 8,517.43 million. As of September 30, 2015, SDR 749.5 million had been drawn from Canada’s NAB, and there were no loans outstanding to the IMF under the GAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2014
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development(2)	$7,039.5	$433.1
International Finance Corporation(2)	81.3	81.3
Multilateral Investment Guarantee Agency(2)	56.5	10.7
Asian Development Bank	8,042.2	402.2
Inter-American Development Bank	7,110.6	214.5
Caribbean Development Bank	156.8	34.4
African Development Bank(3)	3,527.1	228.8
European Bank for Reconstruction and Development(4)	1,405.5	293.5

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	Subscriptions for the International Bank for Reconstruction and Development, International Finance Corporation and Multilateral Investment Guarantee Agency are as of June 30, 2015
(3)	Subscriptions for the African Development Bank have been converted from Unit of Account to U.S. dollars using the African Development Bank exchange rate on December 31, 2014.
(4)	Subscriptions for the European Bank for Reconstruction and Development have been converted from Euro to U.S. dollars using the Bank of Canada’s nominal noon exchange rate on December 31, 2014.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2015, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and for which an amount has not been accrued, were estimated at approximately $8,304 million ($7,300 million in 2014) which was based on the Government’s best estimate determined on a case by case basis. Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2015, there were 80 (81 in 2014) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $4,840 million ($3,912 million in 2014) was estimated for claims that had progressed to a point where quantification was possible. This estimate included projections based on historical rates and costs of settlement for similar claims.

Specific Claims

Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2015, there were 456 (447 in 2014) specific claims under negotiation, accepted for negotiation or under review. A liability of $3,458 million ($3,265 million in 2014) was estimated for claims that had progressed to a point where quantification was possible. This estimate included projections based on historical rates and costs of settlement for similar claims.

Assessed Taxes Under Objection or Appeal

Contingent liabilities included previously assessed taxes where amounts were under objection or were being appealed to the Tax Court of Canada, the Federal Court of Canada, or the Supreme Court of Canada. As at March 31, 2015, $22,987 million ($22,230 million in 2014) was under objection at the Government level and $5,450 million ($4,715 million for 2014) was being appealed to the courts. The Government has recorded, in the amounts payable to taxpayers or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of objections or appeals that were considered likely to be lost and that could be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2015
2015 — Nov. 1	1.00	2013: Jul. 26, Aug. 23, Sep. 20	B527	$7,747,855,000
2015 — Dec. 1	3.00	2010: Apr.19, Jun. 14, Aug. 23, Sep. 27, Oct. 26	ZF48	7,667,468,000
2016 — Feb. 1	1.25	2012: Oct. 15, Dec. 17; 2013: Feb. 8, Oct. 18, Nov. 22	A792	10,989,066,000
2016 — May 1	1.00	2014: Jan. 31, Mar. 21, May 2	C699	8,667,409,000
2016 — Jun. 1	2.00	2010: Nov. 8; 2011: Jan. 17, Mar. 7	ZL16	7,625,943,000
2016 — Jun. 1	4.00	2005: Nov. 7, Dec. 12; 2006: Feb. 6, Mar. 13, Apr. 24, Jun. 12, Aug. 8, Sep. 19	YB43	8,571,376,000
2016 — Aug. 1	1.00	2013: Apr. 15, May 21, Aug. 9; 2014: May 23, Jun. 20, Jul. 11	B295	16,357,981,000
2016 — Sep. 1	2.75	2011: Apr. 26, May 24, Jul. 11	ZQ03	8,627,918,000
2016 — Nov. 1	1.00	2014: Aug. 15, Sep. 12, Oct. 3	D689	10,200,000,000
2017 — Feb. 1	1.50	2013: Oct. 15, Dec. 16; 2014: Jan. 13, Oct. 31, Nov. 21; 2015: Jan. 16	B600	17,100,000,000
2017 — Mar. 1	1.50	2011: Oct. 17, Nov. 28; 2012: Feb. 21	ZV97	10,500,000,000
2017 — May 1	0.25	2015: Feb. 13, Mar. 27, Apr. 24	E349	10,400,000,000
2017 — Jun. 1	4.00	2006: Oct. 16, Nov. 27; 2007: Jan. 29, Mar. 19, Apr. 23, Aug. 7, Sep. 17	YF56	10,342,526,000
2017 — Aug. 1	1.25	2014: May 20, Aug. 29, Sep. 26; 2015: May 15, Jun. 12, Jul. 10	D275	19,100,000,000
2017 — Sep. 1	1.50	2012: May 14, Jul.16, Aug. 20	A461	10,200,000,000
2017 — Nov. 1	0.25	2015: Aug. 7, Aug. 28, Sep. 25	E752	10,000,000,000
2018 — Feb. 1	1.25	2014: Nov. 10; 2015: Jan. 12, Mar. 9	E265	8,100,000,000
2018 — Mar. 1	1.25	2012: Nov. 13; 2013: Jan. 14, Mar. 4	A875	10,200,000,000
2018 — Jun. 1	4.25	2007: Oct. 29; 2008: Feb. 11, Mar. 25, Apr. 21, Jun. 23, Jul. 14	YL25	10,622,764,000
2018 — Sep. 1	1.25	2013: May 13, Jul. 15, Sep. 3	B378	10,200,000,000
2019 — Mar. 1	1.75	2013: Nov. 12; 2014: Jan. 20, Feb. 24	B865	10,200,000,000
2019 — Jun. 1	3.75	2008: Oct. 6, Nov. 10; 2009: Feb. 9, Mar. 2, Mar. 10, Apr. 14, Jun. 15, Aug. 18	YR94	17,650,000,000
2019 — Sep. 1	1.75	2014: Apr. 14, May 12, Aug. 11	C855	10,200,000,000
2020 — Mar. 1	1.50	2014: Oct. 14, Dec. 1; 2015: Feb. 23	D929	10,200,000,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb. 8, May 3	YZ11	13,100,000,000
2020 — Sep. 1	0.75	2015: Apr. 13, May 11, Jul. 27	E596	9,800,000,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	7,929,497,250	(2)
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 16; 1992: Jan. 3, May 15	A49	206,022,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000

Unmatured Market Debt (Continued)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2015
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19, Oct. 7; 2014: Feb. 10, Apr. 28	B451	13,800,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28, Oct. 20; 2015: Jan. 27, Apr. 21	D507	13,100,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,303,156,000
2026 — Jun. 1	1.50	2015: Jul. 21	E679	2,500,000,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	7,609,455,000	(2)
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	4,035,975,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,949,933,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	8,079,458,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	12,795,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	7,230,541,500	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	13,516,957,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	15,693,000,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	7,496,868,000	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	8,479,086,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,400,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8	B949	4,543,000,000	(2)
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24	D358	6,400,000,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25	C939	3,500,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars				$492,551,260,750

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2015
Various maturity dates from Oct. 5, 2015 to Sept. 22, 2016	0.371 to 0.992	Various issue dates from Oct. 23, 2014 to Sept. 24, 2015	$149,300,000,000

CANADA SAVINGS BONDS(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2015
2015 — Nov. 1(4)	0.40 – 7.50	1993 — Nov. 1	S048	$97,915,737
2016 — Nov. 1(4)	0.40 – 7.50	1994 — Nov. 1	S049	147,375,629
2017 — Nov. 1(4)	0.40 – 6.75	1995 — Nov. 1	S050	118,060,411
2018 — Nov. 1(4)	0.40 – 8.75	1996 — Nov. 1	S051	178,752,632
2017 — Nov. 1(4)	0.40 – 6.50	1997 — Nov. 1	S052	200,744,430
2018 — Nov. 1(4)	0.40 – 4.85	1998 — Nov. 1	S054	93,674,624
2018 — Dec. 1(4)	0.40 – 4.85	1998 — Dec. 1	S055	6,734,633
2019 — Jan. 1(4)	0.40 – 4.85	1999 — Jan. 1	S056	1,428,191
2019 — Feb. 1(4)	0.40 – 4.60	1999 — Feb. 1	S057	927,952
2019 — Mar. 1(4)	0.40 – 4.75	1999 — Mar. 1	S058	2,047,119
2019 — Apr. 1(4)	0.40 – 4.75	1999 — Apr. 1	S059	1,242,034
2019 — Nov. 1(4)	0.40 – 4.85	1999 — Nov. 1	S060	50,951,811
2019 — Dec. 1(4)	0.40 – 4.85	1999 — Dec. 1	S061	4,476,564
2020 — Jan. 1(4)	0.40 – 4.85	2000 — Jan. 1	S062	1,920,740
2020 — Feb. 1(4)	0.40 – 4.60	2000 — Feb. 1	S063	1,150,398
2020 — Mar. 1(4)	0.40 – 4.75	2000 — Mar. 1	S064	1,950,772
2020 — Apr. 1	0.40 – 4.75	2000 — Apr. 1	S065	1,872,704
2015 — Nov. 1	0.40 – 3.25	2005 — Nov. 1	S096	96,989,323
2015 — Dec. 1	0.40 – 3.25	2005 — Dec. 1	S097	6,720,510
2016 — Jan. 1	0.40 – 3.10	2006 — Jan. 1	S098	1,672,600
2016 — Feb. 1	0.40 – 2.85	2006 — Feb. 1	S099	1,095,334
2016 — Mar. 1	0.40 – 3.10	2006 — Mar. 1	S100	2,686,183
2016 — Apr. 1	0.40 – 3.10	2006 — Apr. 1	S101	1,874,966
2016 — Nov. 1	0.40 – 3.25	2006 — Nov. 1	S102	119,283,718
2016 — Dec. 1	0.40 – 3.25	2006 — Dec. 1	S103	7,271,697
2017 — Jan. 1	0.40 – 3.10	2007 — Jan. 1	S104	2,182,049
2017 — Feb. 1	0.40 – 2.85	2007 — Feb. 1	S105	1,645,613
2017 — Mar. 1	0.40 – 3.10	2007 — Mar. 1	S106	3,227,606
2017 — Apr. 1	0.40 – 3.10	2007 — Apr. 1	S107	2,467,817
2017 — Nov. 1	0.40 – 3.25	2007 — Nov. 1	S108	146,923,120
2017 — Dec. 1	0.40 – 3.25	2007 — Dec. 1	S109	11,238,429

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2015
2018 — Jan. 1	0.40 – 3.10	2008 — Jan. 1	S110	4,009,453
2018 — Feb. 1	0.40 – 2.85	2008 — Feb. 1	S111	3,841,514
2018 — Mar. 1	0.40 – 2.50	2008 — Mar. 1	S112	4,297,062
2018 — Apr. 1	0.40 – 2.45	2008 — Apr. 1	S113	6,561,981
2018 — Nov. 1	0.40 – 2.00	2008 — Nov. 1	S114	193,914,926
2018 — Dec. 1	0.40 – 1.85	2008 — Dec. 1	S115	21,946,784
2019 — Jan. 1	0.40 – 1.65	2009 — Jan. 1	S116	10,443,213
2019 — Feb. 1	0.40 – 1.25	2009 — Feb. 1	S117	4,853,430
2019 — Mar. 1	0.40 – 1.00	2009 — Mar. 1	S118	5,370,079
2019 — Apr. 1	0.40 – 0.75	2009 — Apr. 1	S119	5,059,887
2019 — Nov. 1	0.40 – 0.65	2009 — Nov. 1	S120	158,860,752
2019 — Dec. 1	0.40 – 0.65	2009 — Dec. 1	S121	9,254,077
2020 — Jan. 1	0.40 – 0.65	2010 — Jan. 1	S122	2,885,256
2020 — Feb. 1	0.40 – 0.65	2010 — Feb. 1	S123	2,084,907
2020 — Mar. 1	0.40 – 0.65	2010 — Mar. 1	S124	2,433,864
2020 — Apr. 1	0.40 – 0.65	2010 — Apr. 1	S125	1,523,314
2020 — Nov. 1	0.50 – 0.65	2010 — Nov. 1	S126	229,994,276
2020 — Dec. 1	0.50 – 0.65	2010 — Dec. 1	S127	15,640,967
2021 — Nov. 1	0.50	2011 — Nov. 1	S128	285,365,825
2021 — Dec. 1	0.50	2011 — Dec. 1	S129	12,276,525
2015 — Nov. 1	0.50	2012 — Nov. 1	S130	312,037,798
2016 — Nov. 1	0.50	2013 — Nov. 1	S131	443,803,351
2017 — Nov. 1	0.50	2014 — Nov. 1	S132	814,962,067
2015 — Nov. 1	0.50	2015 — Jan. 1	S916	47,189
2015 — Nov. 1	0.50	2015 — Feb. 1	S917	10,654
2015 — Nov. 1	0.50	2015 — Mar. 1	S918	595,023

Total				$3,868,579,520

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2015
2018 — Nov. 1(4)	1.00 – 5.00	1998 — Nov. 1	P003	$ 167,249,053
2018 — Dec. 1(4)	1.00 – 4.50	1998 — Dec. 1	P004	18,693,613
2019 — Jan. 1(4)	1.00 – 4.50	1999 — Jan. 1	P005	4,446,510
2019 — Feb. 1(4)	1.00 – 4.75	1999 — Feb. 1	P006	3,028,277
2019 — Mar. 1(4)	1.00 – 6.00	1999 — Mar. 1	P007	15,182,379
2019 — Apr. 1(4)	1.00 – 6.00	1999 — Apr. 1	P008	9,483,365
2019 — Nov. 1(4)	1.00 – 6.00	1999 — Nov. 1	P009	59,401,184
2019 — Dec. 1(4)	1.00 – 6.00	1999 — Dec. 1	P010	17,898,138
2020 — Jan. 1(4)	1.00 – 6.00	2000 — Jan. 1	P011	6,544,196
2020 — Feb. 1(4)	1.00 – 6.00	2000 — Feb. 1	P012	5,114,273
2020 — Mar. 1(4)	1.00 – 6.25	2000 — Mar. 1	P013	12,535,290
2020 — Apr. 1(4)	1.00 – 6.25	2000 — Apr. 1	P014	14,242,208
2015 — Nov. 1	1.00 – 2.75	2005 — Nov. 1	P046	59,108,256
2015 — Dec. 1	1.00 – 3.55	2005 — Dec. 1	P047	24,520,449

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2015
2016 — Jan. 1	1.00 – 4.00	2006 — Jan. 1	P048	7,187,128
2016 — Feb. 1	1.00 – 4.00	2006 — Feb. 1	P049	7,721,079
2016 — Mar. 1	1.00 – 4.00	2006 — Mar. 1	P050	7,082,957
2016 — Apr. 1	1.00 – 4.00	2006 — Apr. 1	P051	7,941,064
2016 — Nov. 1	1.00 – 3.35	2006 — Nov. 1	P052	54,737,734
2016 — Dec. 1	1.00 – 3.35	2006 — Dec. 1	P053	14,508,116
2017 — Jan. 1	1.00 – 3.25	2007 — Jan. 1	P054	4,254,482
2017 — Feb. 1	1.00 – 3.05	2007 — Feb. 1	P055	3,251,387
2017 — Mar. 1	1.00 – 3.35	2007 — Mar. 1	P056	19,895,856
2017 — Apr. 1	1.00 – 3.35	2007 — Apr. 1	P057	13,091,289
2017 — Nov. 1	1.00 – 3.50	2007 — Nov. 1	P058	51,981,322
2017 — Dec. 1	1.00 – 3.50	2007 — Dec. 1	P059	12,389,982
2018 — Jan. 1	1.00 – 3.25	2008 — Jan. 1	P060	3,539,439
2018 — Feb. 1	1.00 – 3.05	2008 — Feb. 1	P061	3,312,112
2018 — Mar. 1	1.00 – 3.15	2008 — Mar. 1	P062	7,467,744
2018 — Apr. 1	1.00 – 3.05	2008 — Apr. 1	P063	8,847,962
2018 — Nov. 1	1.00 – 2.65	2008 — Nov. 1	P064	99,668,322
2018 — Dec. 1	1.00 – 2.65	2008 — Dec. 1	P065	53,814,770
2019 — Jan. 1	1.00 – 2.65	2009 — Jan. 1	P066	21,823,306
2019 — Feb. 1	1.00 – 2.05	2009 — Feb. 1	P067	12,532,383
2019 — Mar. 1	1.00 – 2.05	2009 — Mar. 1	P068	13,749,009
2019 — Apr. 1	1.00 – 1.70	2009 — Apr. 1	P069	12,471,385
2019 — Nov. 1	1.00 – 1.80	2009 —Nov. 1	P070	51,654,429
2019 — Dec. 1	1.00 – 1.80	2009 — Dec. 1	P071	30,774,201
2020 — Jan. 1	1.00 – 1.80	2010 — Jan. 1	P072	11,761,855
2020 — Feb. 1	1.00 – 1.80	2010 — Feb. 1	P073	10,250,046
2020 — Mar. 1	1.00 – 1.80	2010 — Mar. 1	P074	8,917,769
2020 — Apr. 1	1.00 – 1.80	2010 — Apr. 1	P075	6,652,418
2020 — Nov. 1	1.10 – 1.70	2010 — Nov. 1	P076	73,277,755
2020 — Dec. 1	1.10 – 1.70	2010 — Dec. 1	P077	51,310,388
2021 — Nov. 1	1.00 – 1.40	2011 — Nov. 1	P078	96,353,808
2021 — Dec. 1	1.00 – 1.40	2011 — Dec. 1	P079	44,729,881
2015 — Nov. 1	1.00 – 1.40	2012 — Nov. 1	P080	131,374,275
2015 — Dec. 1	1.00 – 1.40	2012 — Dec. 1	P081	63,421,239
2016 — Nov. 1	1.00 – 1.40	2013 — Nov. 1	P082	113,966,128
2016 — Dec. 1	1.00 – 1.40	2013 — Dec. 1	P083	39,583,507
2017 — Nov. 1	1.00 – 1.40	2014 — Nov. 1	P084	68,600,922
2017 — Dec. 1	1.00 – 1.40	2014 — Dec. 1	P085	38,409,805
2015 — Nov. 1	1.00	2015 — Jan. 1	P966	474,635
2015 — Nov. 1	1.00	2015 — Feb. 1	P967	571,047
2015 — Nov. 1	1.00	2015 — Mar. 1	P968	1,888,135
2015 — Nov. 1	1.00	2015 — Apr. 1	P969	336,839

Total				$1,703,025,100

Total Unmatured Market Debt Payable in Canadian Dollars	$647,422,865,370

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (6)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2015
Various maturity dates from Oct. 1, 2015 to Apr. 26, 2016	0.08 to 0.3	USD 3,957,199,000	Various issue dates from Apr. 24, 2015 to Sep. 30, 2015	$5,280,882,066

CANADA NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2015
2017 — Jan. 27	3 month LIBOR	USD 400,000,000	2014 — Jan. 27	$533,800,000
2019 — Dec. 10	1.85	USD 50,000,000	2013 — Dec. 10	66,725,000
2019 — Dec. 13	3 month LIBOR	USD 50,000,000	2013 — Dec. 13	66,725,000
2019 — Aug. 25	1.45	USD 50,000,000	2015 — Aug. 25	66,725,000
2020 — Jun. 10	3 month LIBOR	USD 100,000,000	2014 — Jun. 10	133,450,000
2020 — Sep. 10	3 month LIBOR	USD 250,000,000	2014 — Sep. 10	333,625,000
2020 — Sep. 15	3 month LIBOR	USD 50,000,000	2014 — Sep. 15	66,725,000
2020 — Dec. 20	2.30	USD 50,000,000	2013 — Dec. 20	66,725,000
2021 — Aug. 24	3 month LIBOR	USD 50,000,000	2015 — Aug. 24	66,725,000

Total				$1,401,225,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2015
2018 — Aug. 27	3 month LIBOR	USD 250,000,000	2015 — Aug. 27	$333,625,000
2020 — Mar. 19	3 month LIBOR	USD 125,000,000	2014 — Mar. 19	166,812,500
2020 — May 8	3 month LIBOR	USD 125,000,000	2014 — May 8	166,812,500
2021 — Jan. 15	0.15	EUR 150,000,000	2015 — Jan. 15	223,710,000

Total				$890,960,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2015
2016 — Dec. 15	8.25	USD 38,244,000(7)(8)	2001 — Feb. 5	$44,364,118
2017 — Feb. 14	0.875	USD 3,000,000,000	2012 — Feb. 14	4,003,500,000
2018 — Mar. 19	1.13	USD 3,500,000,000	2015 — Mar. 19	4,670,750,000
2018 — Jun. 30	9.70	USD 16,080,000(7)	2001 — Feb. 5	21,458,760
2019 — Feb. 27	1.625	USD 3,000,000,000	2014 — Feb. 27	4,003,500,000
2019 — Jun. 1	8.80	USD 3,500,000(7)	2001 — Feb. 5	4,670,750
2020 — Jan. 13	3.50	EUR 2,000,000,000	2010 — Jan. 13	2,982,800,000

Total(9)				$15,731,043,628

Total Unmatured Market Debt Payable in Foreign Currency				$23,304,110,694

Total Unmatured Market Debt				$670,726,976,064

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2015), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2015 – Oct. 20	3.3805	$ 104,900,000	3 month LIBOR	USD100,000,000
2016 – Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 1	4.0098	117,000,000	Fixed	100,000,000
Jun. 1	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 1	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
Dec. 20	1.42670	102,600,000	Fixed	100,000,000
Dec. 20	1.43680	102,500,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2017 – Jan. 20	3.6938	$ 76,237,500	Fixed	USD 75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 1	3.9835	117,800,000	Fixed	100,000,000
Jun. 1	4.0122	116,890,000	Fixed	100,000,000
Jun. 1	4.0207	117,530,000	Fixed	100,000,000
Jun. 1	4.0262	117,600,000	Fixed	100,000,000
Jun. 1	4.0313	117,170,000	Fixed	100,000,000
Jun. 1	4.1118	116,140,000	Fixed	100,000,000
Jun. 1	4.1274	115,650,000	Fixed	100,000,000
Jun. 1	4.1763	114,750,000	Fixed	100,000,000
Jun. 1	4.2051	115,190,000	Fixed	100,000,000
Jun. 1	4.21744	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 3	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
Dec. 20	1.53620	52,450,000	Fixed	50,000,000
2018 – Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	3.6682	$ 125,000,000	Fixed	USD 100,000,000
Nov. 20	3.1375	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000
Nov. 20	1.91020	101,200,000	Fixed	100,000,000
Nov. 20	1.97300	50,135,000	Fixed	50,000,000
Dec. 20	1.73840	101,790,000	Fixed	100,000,000
Dec. 20	1.73890	101,800,000	Fixed	100,000,000
Dec. 20	1.75720	102,000,000	Fixed	100,000,000
Dec. 20	1.76650	101,400,000	Fixed	100,000,000
Dec. 20	1.79890	101,800,000	Fixed	100,000,000
2019 – Jan. 20	1.71680	50,550,000	Fixed	50,000,000
Jan. 20	1.71780	50,650,000	Fixed	50,000,000
Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3.4600	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.3985	52,415,000	3 month LIBOR	50,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 — Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Feb. 20	3.4258	86,395,588	3 month LIBOR	81,528,346
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4810	157,350,000	Fixed	150,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000
May 20	3.21258	95,200,000	3 month LIBOR	100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
May 20	3.7121	$ 100,500,000	Fixed	USD 100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jun. 22	3.3800	51,900,000	Fixed	50,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Jul. 20	3.3700	76,252,500	3 month LIBOR	75,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000
Sep. 20	2.3302	49,450,000	3 month LIBOR	50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 — Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	3.3100	$ 97,600,000	Fixed	USD 100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 — Feb. 6	0.9446	188,295,000	Fixed	150,000,000
Feb. 12	1.0430	125,250,000	Fixed	100,000,000
Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,140,000	3 month LIBOR	100,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.12200	24,837,500	3 month LIBOR	25,000,000
May 20	2.16300	24,905,000	3 month LIBOR	25,000,000
Jun. 10	1.3449	124,140,000	3 month LIBOR	100,000,000
Jun. 11	1.3584	52,649,285	3 month LIBOR	42,631,000
Jun. 16	1.3669	123,150,000	3 month LIBOR	100,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	1.97740	24,890,000	3 month LIBOR	25,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 10	1.0632	159,819,000	3 month LIBOR	125,250,000
Jul. 20	1.1167	129,300,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000
Jul. 20	1.77550	77,325,000	3 month LIBOR	75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000
Aug. 25	0.8909	131,250,000	3 month LIBOR	100,000,000
Sep. 15	1.0770	66,290,000	3 month LIBOR	50,000,000
Sep. 20	1.71520	100,200,000	3 month LIBOR	100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Sep. 24	1.0867	132,820,000	3 month LIBOR	100,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 —Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000
Feb. 20	1.94000	51,027,900	3 month LIBOR	51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000
Feb. 20	1.99700	100,900,000	Fixed	100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	2.04710	$ 100,420,000	Fixed	USD 100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
May 20	1.68720	100,780,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 20	1.87800	102,950,000	3 month LIBOR	100,000,000
Jun. 20	1.95570	103,470,000	3 month LIBOR	100,000,000
Jun. 22	1.4896	121,550,000	3 month LIBOR	100,000,000
Jun. 30	1.5517	148,680,000	3 month LIBOR	120,000,000
Jul. 20	2.04190	103,200,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.30360	103,500,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	1.1344	130,900,000	3 month LIBOR	100,000,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	3 month LIBOR	100,000,000
Aug. 20	2.40430	104,400,000	3 month LIBOR	100,000,000
Sep. 18	1.3032	38,309,000	3 month LIBOR	29,000,000
Sep. 20	2.48210	154,470,000	3 month LIBOR	150,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000
Oct. 20	2.79070	105,200,000	3 month LIBOR	100,000,000
Oct. 20	2.74130	207,880,000	3 month LIBOR	200,000,000
Oct. 20	2.61040	103,000,000	3 month LIBOR	100,000,000
Oct. 20	2.61040	51,500,000	3 month LIBOR	50,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
2024 — Jan. 20	2.53160	78,345,000	3 month LIBOR	75,000,000
Jan. 20	2.58690	132,000,000	3 month LIBOR	125,000,000
Jan. 20	2.58780	105,250,000	3 month LIBOR	100,000,000
Jan. 20	2.63700	104,850,000	3 month LIBOR	100,000,000
Jan. 20	2.64000	104,900,000	3 month LIBOR	100,000,000
Feb. 20	2.44240	78,120,000	3 month LIBOR	70,000,000
Feb. 20	2.57680	117,390,000	3 month LIBOR	107,500,000
Feb. 20	2.61220	109,600,000	3 month LIBOR	100,000,000
Mar. 20	2.36450	111,100,000	3 month LIBOR	100,000,000
Mar. 20	2.39100	83,835,000	3 month LIBOR	75,000,000
Mar. 20	2.40440	111,350,000	3 month LIBOR	100,000,000
Mar. 20	2.43820	110,520,000	3 month LIBOR	100,000,000
Mar. 20	2.46570	109,329,300	3 month LIBOR	99,300,000
Apr. 20	2.39590	110,530,000	3 month LIBOR	100,000,000
Apr. 20	2.41910	110,780,000	3 month LIBOR	100,000,000
Apr. 20	2.47300	110,760,000	3 month LIBOR	100,000,000
Apr. 20	2.48460	111,050,000	3 month LIBOR	100,000,000
Apr. 20	2.49320	84,000,000	3 month LIBOR	75,000,000
May 20	2.38680	65,899,650	3 month LIBOR	60,100,000
May 20	2.44830	137,212,500	3 month LIBOR	125,000,000
May 20	2.45610	109,310,000	3 month LIBOR	100,000,000
May 20	2.47500	50,458,500	3 month LIBOR	45,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jun. 20	2.34430	$109,740,000	3 month LIBOR	USD 100,000,000
Jun. 20	2.36750	81,757,500	3 month LIBOR	75,000,000
Jun. 20	2.40570	109,640,000	3 month LIBOR	100,000,000
Aug. 20	2.11200	135,137,500	3 month LIBOR	125,000,000
Aug. 20	2.11420	136,813,205	3 month LIBOR	126,550,000
Aug. 20	2.11440	107,360,000	3 month LIBOR	100,000,000
Aug. 20	2.14130	107,370,000	3 month LIBOR	100,000,000
Aug. 20	2.21890	107,320,000	3 month LIBOR	100,000,000
Aug. 20	2.25360	106,750,000	3 month LIBOR	100,000,000
Aug. 20	2.25940	106,730,000	3 month LIBOR	100,000,000
Sep. 20	2.07730	109,370,000	3 month LIBOR	100,000,000
Sep. 20	2.08840	109,380,000	3 month LIBOR	100,000,000
Sep. 20	2.10840	109,150,000	3 month LIBOR	100,000,000
Oct. 20	2.08440	54,375,000	3 month LIBOR	50,000,000
Nov. 20	2.02720	111,800,000	3 month LIBOR	100,000,000
Nov. 20	1.95800	112,300,000	3 month LIBOR	100,000,000
Nov. 20	1.88120	113,080,000	3 month LIBOR	100,000,000
Nov. 20	1.98340	112,240,000	3 month LIBOR	100,000,000
Nov. 20	2.00210	113,040,000	Fixed	100,000,000
Dec. 2	1.90520	113,790,000	3 month LIBOR	100,000,000
Dec. 3	1.85390	113,780,000	3 month LIBOR	100,000,000
Dec. 11	1.87030	114,180,000	3 month LIBOR	100,000,000
Dec. 15	2.01060	13,745,295	3 month LIBOR	12,150,000
2025 —Jan. 16	1.5504	119,390,000	3 month LIBOR	100,000,000
Jan. 20	2.04600	114,150,000	3 month LIBOR	100,000,000
Jan. 22	1.4957	121,050,000	3 month LIBOR	100,000,000
Jan. 22	1.6175	59,780,000	Fixed	50,000,000
Jan. 30	1.3553	124,490,000	3 month LIBOR	100,000,000
Feb. 5	1.2298	125,240,000	Fixed	100,000,000
May 5	1.6253	91,125,000	3 month LIBOR	75,000,000

		$36,618,617,892		USD 34,828,359,686

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2015), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2016 — Mar. 20	3.31810	$78,250,000	Fixed	EUR 50,000,000
Mar. 20	3.35940	156,000,000	Fixed	100,000,000
Mar. 20	3.58590	80,525,000	Fixed	50,000,000
Apr. 20	3.65360	79,620,000	Fixed	50,000,000
Jun. 1	4.08250	71,290,000	Fixed	50,000,000
Jun. 1	4.17380	119,918,000	Fixed	85,000,000
Jun. 1	4.17820	120,437,775	Fixed	85,000,000
Jun. 1	4.20600	111,240,000	Fixed	80,000,000
Jun. 1	4.33520	119,340,000	Fixed	85,000,000
Jun. 1	4.37660	120,504,500	Fixed	85,000,000
Jun. 1	4.40680	119,918,000	Fixed	85,000,000
Jun. 1	4.42300	121,728,500	Fixed	85,000,000
Jun. 1	4.45070	122,757,000	Fixed	85,000,000
Jun. 1	4.45100	120,666,000	Fixed	85,000,000
Jun. 1	4.55370	119,569,500	Fixed	85,000,000
Jun. 1	4.59180	141,600,000	Fixed	100,000,000
Jun. 1	4.59640	70,675,000	Fixed	50,000,000
Jun. 1	4.59780	119,544,000	Fixed	85,000,000
Jun. 1	4.63220	70,267,500	Fixed	50,000,000
Jul. 20	2.31510	83,125,000	Fixed	50,000,000
Jul. 20	2.36950	122,625,000	Fixed	75,000,000
Jul. 20	3.49350	77,670,000	Fixed	50,000,000
Jul. 20	3.50900	117,300,000	Fixed	75,000,000
Jul. 20	3.61430	119,070,000	Fixed	75,000,000
Sep. 20	3.52250	120,937,500	Fixed	75,000,000
Oct. 20	3.44070	79,012,800	Fixed	50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed	50,000,000
Apr. 20	4.18880	75,225,000	Fixed	50,000,000
Jun. 1	4.00510	154,450,000	Fixed	100,000,000
Jun. 1	4.15940	153,650,000	Fixed	100,000,000
Jul. 20	4.39630	70,550,000	Fixed	50,000,000
Jul. 20	4.43500	70,510,000	Fixed	50,000,000
Jul. 20	4.48170	71,250,000	Fixed	50,000,000
Jul. 20	4.49940	114,744,000	Fixed	80,000,000
Jul. 20	4.55350	142,620,000	Fixed	100,000,000
Jul. 20	4.61860	70,875,000	Fixed	50,000,000
Aug. 20	4.40800	72,675,000	Fixed	50,000,000
Aug. 20	4.50020	142,820,000	Fixed	100,000,000
Aug. 20	4.56940	72,850,000	Fixed	50,000,000
Sep. 20	4.34100	106,087,500	Fixed	75,000,000
Sep. 20	4.36900	71,800,000	Fixed	50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed	50,000,000
Jan. 20	3.79570	73,200,000	Fixed	50,000,000
Jan. 20	3.83400	73,750,000	Fixed	50,000,000
Jan. 20	3.85300	72,250,000	Fixed	50,000,000
Jan. 20	3.85680	145,750,000	Fixed	100,000,000
Apr. 20	3.84300	73,625,000	Fixed	50,000,000
May 20	3 month CDOR	233,040,000	Fixed	150,000,000
May 20	3.17500	156,500,000	Fixed	100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed	150,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed	100,000,000
Jul. 20	3.24800	155,000,000	Fixed	100,000,000
Jul. 20	3.31350	77,950,000	Fixed	50,000,000
Jul. 20	3.62200	155,100,000	Fixed	100,000,000
Aug. 20	1.71400	136,300,000	Fixed	100,000,000
Aug. 20	1.69800	136,480,000	Fixed	100,000,000
Aug. 20	1.86000	135,110,000	Fixed	100,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed	100,000,000
Jan. 20	2.98000	157,000,000	Fixed	100,000,000
Jan. 20	2.98220	156,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jan. 20	3.06030	$39,485,000	Fixed	EUR 25,000,000
Jan. 20	3.14000	78,075,000	Fixed	50,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed	100,000,000
Jul. 20	3.4256	77,325,000	Fixed	50,000,000
Jul. 20	3.4649	154,000,000	Fixed	100,000,000
Jul. 20	3.5051	155,100,000	Fixed	100,000,000
Jul. 20	3.5825	115,612,500	Fixed	75,000,000
Jul. 20	3.5825	153,750,000	Fixed	100,000,000
Jul. 20	3.5885	154,000,000	Fixed	100,000,000
2020 — Jul. 20	3.1415	66,750,000	Fixed	50,000,000
2021 — Feb. 20	2.31660	146,970,000	Fixed	100,000,000
May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Sep. 30	0.9691	134,010,000	Fixed	90,000,000
Oct. 15	2.0739	69,275,000	Fixed	50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.3960	$ 70,880,760	Fixed	EUR 50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000
Feb. 20	2.48200	147,510,000	Fixed	100,000,000
Aug. 21	1.0148	129,915,000	Fixed	90,000,000
Sep. 16	1.0469	134,595,000	Fixed	90,000,000
2023 — Jun. 18	1.4465	138,600,000	Fixed	100,000,000
Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000
2024 — May 20	2.37900	114,270,000	Fixed	75,000,000
May 20	2.38450	151,950,000	Fixed	100,000,000
Jul. 20	2.29210	147,100,000	Fixed	100,000,000
Jul. 20	2.29750	110,602,500	Fixed	75,000,000
Aug. 20	2.25000	109,312,500	Fixed	75,000,000
Aug. 28	1.2983	136,170,000	Fixed	90,000,000
Sep. 1	1.2937	134,550,000	Fixed	90,000,000
Sep. 4	1.3479	134,586,000	Fixed	90,000,000
Oct. 20	2.12130	105,652,500	Fixed	75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000
Nov. 28	1.99800	139,900,000	Fixed	100,000,000
Dec. 10	1.94890	140,550,000	Fixed	100,000,000
Dec. 15	2.03960	105,825,000	Fixed	75,000,000
2025 — Feb. 9	1.2820	142,380,000	Fixed	100,000,000
Sep. 3	1.4661	133,425,000	Fixed	90,000,000

		$14,539,853,314		EUR 9,965,000,000

For the cross currency swaps listed below (outstanding as of September 30, 2015), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2016 — Apr. 20	2.72300	$ 49,510,650	Fixed	JPY 4,300,000,000
Jun. 20	2.56410	48,035,000	Fixed	4,021,500,000
Jun. 20	2.35900	60,257,700	Fixed	5,000,000,000
2018 — Apr. 20	1.33630	107,738,535	Fixed	10,000,000,000
2019 — Mar. 20	1.73540	67,729,619	Fixed	6,300,000,000
Jul. 20	1.58260	122,245,000	Fixed	11,500,000,000
Jul. 20	1.64090	110,670,000	Fixed	10,500,000,000
Jul. 20	1.64990	111,690,246	Fixed	10,500,000,000
Jul. 20	1.65830	111,773,472	Fixed	10,500,000,000
Jul. 20	1.66700	30,557,300	Fixed	2,900,000,000

		$ 820,207,522		JPY 75,521,500,000

For the cross currency swaps listed below (outstanding as of September 30, 2015), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2019 — Apr. 20	1.62930	$ 102,250,500	Fixed	GBP 55,000,000
Apr. 20	1.76740	100,315,800	Fixed	54,000,000
May 20	1.69700	138,675,000	Fixed	75,000,000
Jul. 20	1.63000	138,277,500	Fixed	75,000,000
Sep. 20	1.54080	138,555,000	Fixed	75,000,000
Oct. 20	1.58240	132,382,500	Fixed	75,000,000
Oct. 20	1.64920	150,875,000	Fixed	85,000,000
Oct. 20	1.65240	98,781,250	Fixed	54,500,000
Oct. 20	1.67110	159,660,000	Fixed	90,000,000
Oct. 20	1.67800	152,209,500	Fixed	85,000,000
Oct. 20	1.75660	152,796,000	Fixed	85,000,000
Dec. 4	1.42900	142,496,000	Fixed	80,000,000
Dec. 12	1.43100	144,400,000	Fixed	80,000,000
2020 — Jan. 20	1.1042	154,045,500	Fixed	85,000,000
Jan. 28	0.8453	168,444,000	Fixed	90,000,000
Jan. 29	0.7295	160,140,000	Fixed	85,000,000
Feb. 3	0.6887	134,309,000	Fixed	70,000,000
2023 — Sep. 8	1.2519	167,535,000	Fixed	85,000,000
2024 — Sep. 8	1.3753	133,510,000	Fixed	65,000,000
Sep. 8	1.4063	132,223,000	Fixed	65,000,000
2025 — Sep. 8	1.4788	131,690,000	Fixed	65,000,000
Sep. 8	1.4817	132,795,000	Fixed	65,000,000
Sep. 8	1.4982	132,632,500	Fixed	65,000,000
Sep. 8	1.5052	133,009,500	Fixed	65,000,000
Sep. 8	1.5578	131,787,500	Fixed	65,000,000
Sep. 8	1.5955	123,825,000	Fixed	65,000,000
Sep. 8	1.6630	153,120,000	Fixed	80,000,000
Sep. 8	1.7711	104,208,500	Fixed	55,000,000
Sep. 8	1.7750	142,905,000	Fixed	75,000,000
Sep. 8	1.7984	165,180,500	Fixed	85,000,000
Sep. 8	1.8166	98,587,800	Fixed	54,000,000
Sep. 8	1.8258	164,900,000	Fixed	85,000,000

		$ 4,416,521,850		GBP 2,337,500,000

(D) FOREIGN EXCHANGE SWAPS(6)

For the foreign exchange swaps listed below (outstanding as of September 30, 2015), the Government swapped Canadian dollars into U.S dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2015 — Oct. 16	$135,583,555	USD 102,753,736
Oct. 16	$84,542,095	USD 63,099,356

Unmatured Market Debt (Continued)

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of September 30, 2015): USD 806,837,128 in exchange for EUR 729,997,000; USD 297,395,379 in exchange for GBP 191,599,000; USD 169,472,441 in exchange for JPY 20,881,800,000; EUR 11,663,000 in exchange for USD 12,937,525; JPY 332,800,000 in exchange for USD 2,792,181; and GBP 3,053,000 in exchange for USD 4,639,339.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable. They can only be assigned or transferred under certain conditions. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Effective October 1, 2012, issues are only available in compound interest form via the Payroll Savings Program.

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)

Canada Premium Bonds are non-callable. They can only be assigned or transferred under certain conditions. Effective August 1, 2012, Canada Premium Bonds are redeemable throughout the year with interest earned up to the last anniversary date of purchase. Issues are available in compound interest or regular interest form.

(6)	Converted at USD 1.00 = CAD 1.3345, EUR 1.00 = CAD 1.4914 the closing rates on September 30, 2015.
(7)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(8)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(9)	May not add to total due to rounding.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2015
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$286	$19	$305
Canada Mortgage and Housing Corporation	208,973	—	208,973
Canada Post Corporation	1,051	—	1,051
Export Development Canada	547	41,438	41,985
Farm Credit Canada	417	252	669
Freshwater Fish Marketing Corporation	23	—	23
Royal Canadian Mint	42	—	42

Total	$211,340	$41,709	$253,049

Source: Public Accounts of Canada 2015 (Volume 1, Table 9.6) and Public Works and Government Services Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2015 (IN MILLIONS OF DOLLARS)
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises—
Agent enterprise Crown corporations	253,049
Non-agent enterprise Crown corporations and other government business enterprises—
The Canadian Wheat Board	902

Total—Guaranteed borrowings	253,951

Other guarantees provided by the Government—
Loan guarantees—
Agriculture and Agri-Food—
Advance Payments Program—Agricultural Marketing Programs Act	1,245
Farm Improvement Loans Act (FILA) and Canadian Agricultural Loans Act	106
Employment and Social Development—
Canada Student Loans Act	8
Indian Affairs and Northern Development—
Indian Economic Development Guarantee Program	1
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,330
Other approved lenders	385
Industry—
Regional Aircraft Credit Facility	116
Small Business Loans Act	(1)
Canada Small Business Financing Act	752
Capital Leasing Pilot Project	(1)
Natural Resources—
Lower Churchill Hydro Electric Projects	1,793

Total—Loan guarantees	5,736

Insurance programs managed by the Government—
Canadian Heritage—
Canada Travelling Exhibitions Indemnification Act	(2)
Canadian Nuclear Safety Commission—
Nuclear Liability Reinsurance Account	506
Foreign Affairs, Trade and Development—
Accounts administered for the Government by Export Development Canada	176
Finance—
Mortgage or Hypothecary Insurance Protection	182,458
Transport—
Aviation War Risks	(2)

Total—Insurance programs managed by the Government	183,140

Other explicit guarantees—
Agriculture and Agri-Food—
National Biomass Ethanol Program	25
Price Pooling Program—Agricultural Marketing Programs Act	4
Finance—
Obligations to The Canadian Wheat Board under the Credit Grain Sales Program	17
Consolidated Crown corporations—
VIA Rail Canada Inc.—
Letters of credit	31

Total—Other explicit guarantees	77

Total—Gross guarantees	442,904
Less: allowance for guarantees	317

Net exposure under guarantees	442,587

Source: Public Accounts of Canada 2015 (Volume 1, Table 11.5).

Note: Amounts may not add due to rounding.

(1) Less than $500,000.

(2) No principal amount outstanding.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2015 through November 30, 2015, Government of Canada domestic marketable bonds outstanding increased by $8,422 million to $490,330 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturity Amount
2015 – Oct. 5	0.75	2020 – Sep. 1	$3,200,000,000	$—
2015 – Oct. 9	0.25	2017 – Nov. 1	3,400,000,000	—
2015 – Oct. 19	0.75	2021 – Mar. 1	3,300,000,000	—
2015 – Oct. 27	1.50	2026 – Jun. 1	2,500,000,000	—
2015 – Nov. 1	1.00	—	—	7,747,855,000
2015 – Nov. 9	0.75	2021 – Mar. 1	3,200,000,000	—
2015 – Nov. 20	1.25	2018 – Feb. 1	3,700,000,000	—
2015 – Nov. 30	2.75	2048 – Dec. 1	1,400,000,000	—

			$20,700,000,000	$7,747,855,000

From October 1, 2015 through November 30, 2015, four repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon %	Maturity Date	Amount Repurchased
2015 – Oct. 1	1.25	2016 – Feb. 1	$50,000,000
2015 – Oct. 1	1.00	2016 – May.1	19,000,000
2015 – Oct. 1	4.00	2016 – Jun. 1	175,000,000
2015 – Oct. 1	1.00	2016 – Aug. 1	5,000,000
2015 – Oct. 1	2.75	2016 – Sep. 1	251,000,000
2015 – Oct. 8	1.25	2016 – Feb. 1	61,708,000
2015 – Oct. 8	4.00	2016 – Jun. 1	49,771,000
2015 – Oct. 8	1.00	2016 – Aug. 1	21,000,000
2015 – Oct. 8	2.75	2016 – Sep. 1	460,000,000
2015 – Oct. 8	1.00	2016 – Nov. 1	150,000,000
2015 – Oct. 15	2.00	2016 – Jun. 1	3,915,000
2015 – Oct. 15	1.00	2016 – Aug. 1	466,085,000
2015 – Oct. 15	1.00	2016 – Nov. 1	30,000,000
2015 – Oct. 22	4.00	2016 – Jun. 1	13,000,000
2015 – Oct. 22	1.00	2016 – Aug. 1	50,000,000
2015 – Oct. 22	1.00	2016 – Nov. 1	225,000,000
2015 – Nov. 5	1.25	2016 – Feb. 1	86,288,000
2015 – Nov. 5	2.00	2016 – Jun. 1	66,145,000
2015 – Nov. 5	4.00	2016 – Jun. 1	144,447,000
2015 – Nov. 5	1.00	2016 – Aug. 1	165,839,000
2015 – Nov. 5	1.00	2016 – Nov. 1	419,948,000
2015 – Nov. 5	1.50	2017 – Feb. 1	117,333,000
2015 – Nov. 12	1.25	2016 – Feb. 1	50,000,000
2015 – Nov. 12	4.00	2016 – Jun. 1	394,677,000
2015 – Nov. 12	1.00	2016 – Aug. 1	55,323,000
2015 – Nov. 19	1.25	2016 – Feb. 1	75,000,000
2015 – Nov. 19	1.00	2016 – May.1	135,000,000
2015 – Nov. 19	4.00	2016 – Jun. 1	50,000,000
2015 – Nov. 19	1.00	2016 – Aug. 1	417,600,000
2015 – Nov. 19	1.00	2016 – Nov. 1	50,000,000
2015 – Nov. 19	1.50	2017 – Feb. 1	272,400,000

Total repurchased amount for period:			$4,530,479,000

TREASURY BILLS

From October 1, 2015 through November 30, 2015, treasury bills outstanding decreased by $100 million to $149,200 million.

CANADA SAVING BONDS

CSB Series 133 issued on November 1, 2015 has a guaranteed minimum interest rate of 0.50% for the year beginning November 1, 2015. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

CPB Series 86 issued on November 1, 2015 has a guaranteed minimum interest rate of 0.70% for the year beginning November 1, 2015, 0.80% for the year beginning November 1, 2016 and 0.90% for the year beginning November 1, 2017.

CPB Series 87 issued on December 1, 2015 has a guaranteed minimum interest rate of 0.70% for the year beginning December 1, 2015, 0.80% for the year beginning December 1, 2016 and 0.90% for the year beginning December 1, 2017.

CANADA BILLS

From October 1, 2015 through November 30, 2015, Canada Bills outstanding increased by U.S.$112,799,000 to U.S.$4,069,998,000.

CROSS CURRENCY SWAPS

From October 1, 2015 through November 30, 2015, Canadian dollar liabilities of $267,814,600 were swapped into liabilities of U.S.$203,000,000, Canadian dollar liabilities of $731,826,500 were swapped into liabilities of EUR 509,000,000 and Canadian dollar liabilities of $936,787,000 were swapped into liabilities of GBP 465,000,000.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2015, the Government had outstanding transactions to purchase: U.S.$788,777,377 in exchange for EUR 701,020,000; U.S.$281,300,251 in exchange for GBP 183,954,000; U.S.$167,367,546 in exchange for JPY 20,052,800,000; EUR 8,672,000 in exchange for U.S.$9,852,389; JPY 248,100,000 in exchange for U.S.$2,066,639; and GBP 2,276,000 in exchange for U.S.$3,484,397.

FOREIGN EXCHANGE SWAPS

As of November 30, 2015, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2016 – Jan. 28	$86,093,989	U.S.$	64,550,804
Jan. 28	$84,138,575	U.S.$	63,099,356